UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

STERLING BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2010

Notice of

Annual Meeting

and

Proxy Statement

Monday, April 26, 2010

at 1:00 P.M. local time

Locke Lord Bissell & Liddell LLP

Chase Tower

600 Travis Street, 25th Floor

Houston, Texas 77002

STERLING BANCSHARES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 26, 2010

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders (the “Meeting”) of Sterling Bancshares, Inc. (the “Company”) will be held at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas 77002 at 1:00 p.m., local time, on Monday, April 26, 2010, for the following purposes:

1.	To elect four Class III directors for three-year terms ending at the 2013 Annual Meeting of Shareholders or until their successors have been elected and qualified.

2.	To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2010.

3.	To consider a shareholder proposal to recommend that the Board of Directors take action to change each voting requirement in the Company’s charter and bylaws to a simple majority vote.

4.	To consider and act on such other business as may properly come before the Meeting or any adjournment thereof.

The close of business on February 25, 2010 has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open to examination by any shareholder during ordinary business hours at the executive offices of the Company, 10260 Westheimer, Houston, Texas 77042. Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

You are cordially invited and urged to attend the Meeting. If, however, you are unable to attend the Meeting, you are requested to sign and date the accompanying proxy card and return it promptly in the enclosed envelope. If you attend the Meeting, you may vote in person regardless of whether you have given your proxy. In any event, a proxy may be revoked in accordance with the procedures set forth in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 26, 2010.

This proxy statement and our 2009 Annual Report are available at http://materials.proxyvote.com/858907, which does not have “cookies” that identify visitors to the site.

James W. Goolsby, Jr. Secretary

March 5, 2010

For directions to the Meeting, please contact investor relations at (713) 466-8300.

YOUR VOTE IS IMPORTANT.

YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND TO ASSURE THE PRESENCE OF A QUORUM. THE PROMPT RETURN OF YOUR SIGNED PROXY CARD, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	49

PROPOSAL 2: RATIFICATION AND APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	50

PROPOSAL 3: SHAREHOLDER PROPOSAL ON A POLICY TO CHANGE EACH VOTING REQUIREMENT IN THE COMPANY’S CHARTER AND BYLAWS TO A SIMPLE MAJORITY VOTE	50

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS	53

ADDITIONAL FINANCIAL INFORMATION	53

OTHER MATTERS	53

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STERLING BANCSHARES, INC.

PROXY STATEMENT

SOLICITATION OF PROXY, REVOCABILITY AND VOTING OF PROXIES

General

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Sterling Bancshares, Inc., a Texas corporation (the “Company”), for use at the 2010 Annual Meeting of Shareholders (the “Meeting”) to be held on Monday, April 26, 2010 at 1:00 p.m., local time, at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis Street, 25th Floor, Houston, Texas, 77002 for the purposes set forth in the accompanying Notice and at any recess or adjournment thereof. Holders of record of the Company’s common stock, par value $1.00 per share (“Common Stock”), at the close of business on February 25, 2010 (the “Record Date”) are entitled to notice of and to vote at the Meeting. On the Record Date, there were 81,813,598 shares of Common Stock outstanding and entitled to vote.

The Company’s principal executive offices are located at 10260 Westheimer, Houston, Texas 77042. This proxy statement and accompanying proxy are first being mailed on or about March 9, 2010 to shareholders of record on the Record Date.

Voting

Holders of Common Stock are entitled to one vote per share. The presence at the Meeting, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs under stock exchange rules when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given.

A plurality vote is required for the election of the directors in Proposal 1. Accordingly, if a quorum is present at the Meeting, the four persons receiving the greatest number of votes will be elected as directors. There will be no cumulative voting in the election of directors. Withholding authority to vote for a director nominee and broker non-votes in the election of directors will not affect the outcome of the election of directors, assuming a quorum is present or represented by proxy at the meeting.

All other matters to be voted on at the Meeting will be decided by the affirmative vote of the holders of a majority of the shares entitled to vote on, and that voted for or against or expressly abstained with respect to, such matters at the Meeting. Abstentions will have the same effect as votes against the proposals on such matters. Broker non-votes will not count as a vote for or against the proposals on such matters.

Solicitation and Revocability of Proxies

If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the Meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted at the Meeting “FOR” the proposal to elect four Class III directors, “FOR” the proposal to ratify the Company’s independent registered public accounting firm, and “AGAINST” the shareholder proposal to change the voting requirement in the Company’s charter and bylaws as described in this Proxy Statement. In addition, the proxy confers authority to the persons named in the proxy to vote, in their discretion, on any matters properly presented at the Meeting. The Board is not currently aware of any such other matters.

Each shareholder of the Company has the right to revoke his or her proxy at any time prior to its exercise, either in person at the Meeting or by written notice to the Company, addressed to Secretary, Sterling Bancshares, Inc.,

10260 Westheimer, Houston, Texas 77042. No revocation by written notice will be effective unless such notice has been received by the Secretary of the Company prior to the day of the Meeting or by the inspector of election at the Meeting.

The Company will bear the full cost of preparing, assembling, printing, and mailing this Proxy Statement, the accompanying proxy card, and any additional materials that may be furnished to shareholders and will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses incurred in forwarding solicitation materials regarding the Meeting to beneficial owners. Georgeson Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of $10,000, plus expenses. The solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or other form of direct communication by officers, directors, and regular employees of the Company or its subsidiaries, who will not be additionally compensated for such services but who will be reimbursed for any out-of-pocket expenses incurred.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is being furnished with this Proxy Statement to shareholders of record on the Record Date. The Annual Report does not constitute a part of this Proxy Statement or the proxy solicitation material.

PROPOSAL 1:

ELECTION OF DIRECTORS

Nominees for Election as Directors

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), the members of the Board are divided into three classes: Class I, Class II, and Class III. The Company’s Bylaws provide further that the classes shall be as nearly equal in number as possible. The directors of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The term of office of the Class III directors expires at the Meeting. One of the current Class III directors, Bruce J. Harper, is retiring and is not standing for reelection.

If the four nominees for Class III director are elected at the Meeting, the composition of the three classes of directors will be five Class I directors, four Class II directors and four Class III directors and the size of the Board will be fixed at thirteen members at that time. The proxies solicited hereby cannot be voted for more than four nominees.

Sterling Bank (the “Bank”) has a board of directors that is currently comprised of five management directors and five non-management directors. The ownership and supervision of the Bank represents the Company’s principal business activity. Accordingly, a substantial amount of time and attention of the Board of the Company and the board of directors of the Bank is devoted to reviewing the financial performance, business activities, strategic developments and corporate affairs of the Bank. Currently, one of the management directors of the Bank (J. Downey Bridgwater) and all of the non-management directors of the Bank (Edward R. Bardgett, George Beatty, Jr., Anat Bird, Glenn H. Johnson, and Elizabeth C. Williams) also serve on the Company’s Board. The other management directors of the Bank are officers of the Company and/or the Bank. The shareholders of the Company do not have the right to vote upon the election of the directors of the Bank, and this matter is not being presented to the Company’s shareholders at the Meeting.

Class III Nominees.    The Corporate Governance and Nominating Committee of the Board has recommended to the Board, and the Board has unanimously nominated, the following four individuals for election as Class III directors to serve a three-year term ending at the 2013 Annual Meeting of Shareholders or until their successors have been elected and qualified: Edward R. Bardgett, Bernard A. Harris, Jr., MD, Glenn H. Johnson, and R. Bruce LaBoon. Mr. Bardgett and Dr. Harris have served as Class III directors since the 2006 annual meeting of the shareholders, Mr. Johnson has served as Class III director since the 1990 annual meeting of shareholders, and Mr. LaBoon has served as a Class III director since the 2004 annual meeting of shareholders. Each of the nominees has consented to be named in this Proxy Statement and to serve as director, if elected.

The Board recommends that the shareholders vote “FOR” the election of the nominees listed above as Class III directors. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the election of the nominees listed above as Class III directors.

Shareholders may not cumulate their votes in the election of directors. Each of the Class III nominees shall be elected by a plurality of votes cast in the election by holders of Common Stock represented and entitled to vote at the Meeting, assuming the existence of a quorum. Shareholders entitled to vote for the election of directors may withhold authority to vote for any or all nominees for directors. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if any nominee becomes unavailable for any reason, then the shares represented by the proxy will be voted “FOR” the remainder of the listed nominees and for such other person as the Corporate Governance and Nominating Committee may recommend to the Board as replacements for those who may become unavailable. Discretionary authority to do so is included in the proxy. The following table sets forth certain information concerning the persons who have been nominated for election as Class III directors and the other current directors of the Company who are not standing for election, including certain committees of the Board and/or Bank of which such person is currently a member.

Class III Nominees:

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
EDWARD R. BARDGETT, age 67 Class III Nominee and Director of the Bank (Human Resources Programs Committee)	Director since 2006. Mr. Bardgett is President of Zachry Nuclear, Inc. which encompasses Zachry Nuclear Construction and Zachry Nuclear Engineering, based in San Antonio, Texas. Mr. Bardgett has held numerous senior management positions in his 20-year career with the Zachry organization, including most recently, Senior Vice President of Special Initiatives. Additionally, he serves on the board of directors of Zachry Holdings, Inc. During his lengthy business career, Mr. Bardgett developed broad business experience and management skills in industries ranging from manufacturing to chemicals to petroleum, including serving in executive human resources capacities. At various times he has also served on the boards of non-profit organizations. During his tenure in executive, senior management, and board positions on both for profit and non-profit boards, Mr. Bardgett has utilized his skills, judgment, and experience to evaluate and manage risk in dynamic and real-time daily situations as well as in longer-term business planning. Collectively, Mr. Bardgett’s business experience, skills and previous executive and board service, especially during past economically challenging times, benefits the Company and its risk management process. He applies all of the foregoing experience, skills and service to assist the Company in the formulation of business growth strategies as well as risk mitigation strategies, in areas that include personnel, benefits, and other human resources related matters, and Mr. Bardgett also provides guidance on growth strategies in both the near-term and long-term outlook for the Company. Mr. Bardgett is a former member of the U.S. Chamber’s Labor Relations Committee and the chairman of the board of the American Heart Association in San Antonio. He is a former member of the board of directors of Petroleum Services, Inc., a Baton Rouge, Louisiana-based distribution/services corporation.

BERNARD A. HARRIS, JR., MD, age 53 Class III Nominee (Audit Committee, Asset/Liability Management Committee of the Bank, and Trust Administrative Committee of the Bank)	Director since 2006. Dr. Harris has been President and Chief Executive Officer of Vesalius Ventures, a Houston-based venture capital firm, since June 2001. He has also been the Managing Director of The Space Agency, a marketing agency, since 2001. Dr. Harris is a medical doctor licensed to practice medicine in Texas. He also holds a Masters in Business Administration (MBA). Dr. Harris has served as the Treasurer and Chair of the Finance Committee for the Greater Houston Community Foundation for three years. He served as Vice President for Space Media, Inc., from 1999 to 2001, where he established an international space education program. Since 1998, Dr. Harris has also been President of PBI, Inc., an investment firm. He is the founder and President of the Harris Foundation, which supports math and science education for youths. Dr. Harris is a director of U.S. Physical Therapy, Inc., a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). He also serves on the board of directors of RMD Networks, The Endowment Fund, and Monebo Technologies. Additionally he serves on a number of non-profit and civic boards. The business and management experience and skills gained by Dr. Harris in his executive officer role for investment firms provides him with certain skills, expertise and knowledge that he uses for the benefit of the Company in the areas of asset growth, financial analysis, and risk management related to lending and growth. Dr. Harris applies his 20 years of business, operations and management skills to the oversight of the Company. In addition, his expertise in finance and investment is relevant and benefits the Company in the current economic environment.

GLENN H. JOHNSON, age 69 Class III Nominee and Director of the Bank (Trust Administrative Committee of the Bank)	Director since 1990. Mr. Johnson is currently an owner and President of the Houston law firm of Johnson & Wurzer, P.C. and has been associated with that firm since 1973. Prior to being a member of the Board of Directors at Sterling Bancshares, Mr. Johnson was a member of the board of directors of its predecessor, Jersey Village Bank. He is an attorney licensed to practice law in the state of Texas since 1966 and licensed as a Certified Public Accountant since 1971. Mr. Johnson is Board Certified by the Texas Board of Legal Specialization in the field of estate planning and probate law which skills improve his qualifications to serve the Bank. Mr. Johnson’s years of service to the Company, and its predecessor, in connection with his training as an attorney and
CPA provide him with certain skills that benefit the Company in the areas of finance, risk assessment, and compliance. He has served on numerous civic boards including the Kiwanis Club of Houston, the ESCAPE Family Resource Center, and the Periwinkle Foundation.

R. BRUCE LABOON, age 68 Class III Nominee (Executive and Risk Management Committee, Corporate Governance and Nominating Committee, and Strategic Planning Committee)	Director since 2004. Mr. LaBoon re-joined the Locke Lord Bissell & Liddell LLP law firm in 1988 and now serves in a non-equity of counsel position with the firm. Mr. LaBoon is a director of the Texas Medical Center, the Greater Houston Partnership (2001 Chair), the Leland Center for Air Toxics Research (Chair) and the University of Houston Law Center Foundation. He also serves on the Board of Trustees of the Texas Heart Institute, Nimitz Foundation and Texas Children’s Hospital. Mr. LaBoon has represented banks and other financial institutions for over 40 years. He served on the board of directors of Texas Commerce Bank and Texas Commerce Bancshares from 1975-1995, and as Vice Chairman and General Counsel from 1985-1987. During his service as Vice Chairman for Texas Commerce Bancshares and after returning to the practice of law in 1988, Mr. LaBoon served in various capacities for Texas Commerce Bank, and other banking institutions, including on board committees and as legal counsel, relating to loan review and administration, compliance with regulatory requirements, and risk assessment and management. The experience of managing past banking challenges, during which time Mr. LaBoon served as a director, committee member, and legal counsel, has equipped him with certain skills and experience that benefits the Company in the areas of loan review, risk assessment, compliance, and troubled debt administration and collection.

Directors continuing in office:

GEORGE BEATTY, JR., age 71

Class I Director and Director of the Bank (Executive and Risk Management Committee, Human Resources Programs Committee, Strategic Planning Committee, and Directors’ Loan Committee of the Bank)

Director since 2002. Mr. Beatty has served as President of George Beatty Associates, a consulting firm for small to medium sized businesses, since June 2002. Prior to his retirement from the Greater Houston Partnership in 2002, he was President of the Chamber of Commerce Division from 1998 to 2002. He served as senior vice president of the Greater Houston Partnership’s Member Services Division prior to assuming the role of Chamber Division President. Mr. Beatty joined the Partnership in 1990 from the position of Dean of Development at College of the Mainland in Texas City, Texas. Mr. Beatty also serves as a director for First Commonwealth Mortgage Trust, Holly Mortgage Trust and Africap, LLC. He also serves as a volunteer director on various non-profit and civic boards. During his career Mr. Beatty served in senior management positions and gained valuable experience and skills in managing financial, administrative, physical plant and auxiliary services, including the risks associated with those areas. Mr. Beatty applies his experience and skills for the benefit of the Company and provides guidance in the areas of loan review, risk assessment, human resources programs, benefits, incentive plan development and review, and operations risk analysis. Mr. Beatty also has experience in public relations and fund raising and employs his past experience and skills to the oversight of the Company.

ANAT BIRD, age 58

Class I Director and Director of the Bank (Human Resources Programs Committee, Strategic Planning Committee, Trust Administrative Committee of the Bank, and Directors’ Loan Committee of the Bank)

Director since 2002. Ms. Bird has been the President and Chief Executive Officer of SCB Forums, Ltd., a company she founded that arranges and facilitates peer group meetings for bank executives as well as provides consulting services to financial services companies and conducts seminars for corporate executive officers of major regional banks, since May 1994. These seminars address a wide range of issues including all major risk areas affecting financial institutions. Ms. Bird served as Chief Executive Officer of California Community Bankshares from March to November 2001. She served as Executive Vice President of Wells Fargo Bank in Sacramento, California from August 1997 to March 2001 and as Chief Operating Officer of Roosevelt Bank in St. Louis, Missouri from June 1995 to August 1997. Ms. Bird also served as a director of Sun Bancorp, Inc. from January 2007 to June 2009, which is a public company that is subject to the reporting requirements of the Exchange Act, and of First Indiana Bank from 2002 to 2007, which was a public company that was subject to the reporting requirements of the Exchange

Act. Ms. Bird currently serves as a director of MidFirst Bank based in Oklahoma City, Oklahoma and as a director of AmTrust Bank based in Cleveland, Ohio. In her capacities at Wells Fargo and Roosevelt Bank, Ms. Bird was involved with risk assessment in many areas for those financial institutions. Ms. Bird has 30 years of experience in the banking industry and currently conducts 40 meetings per year for banks across the country through SCB Forums. Her past and current experiences in the banking industry provide her with a unique opportunity to become familiar with current challenges faced by banks across the country as well as solutions offered and implemented by a wide variety of bankers. All of the foregoing provides Ms. Bird with certain skills and experience that benefit the Company in the areas of loan review, risk assessment, compliance, and both short-term and long-term strategic planning. Additionally, the peer group meetings facilitated through SCB Forums allows her to bring to the Company current and relevant issues, concerns, and solutions to address the rapidly changing business, economic and regulatory landscape for the financial services industry.

J. DOWNEY BRIDGWATER, age 52

Class I Director and Chairman, President, Chief Executive Officer and Chief Risk Officer of the Company and the Bank (Executive and Risk Management Committee, Strategic Planning Committee, Asset/Liability Management Committee of the Bank, Trust Administrative Committee of the Bank, and Directors’ Loan Committee of the Bank)

Director since 1998. Mr. Bridgwater was elected Chairman of the Company and of the Bank in November 2005. Mr. Bridgwater assumed the role of Chief Executive Officer of the Company and the Bank in January 2002 and has been President of the Company and the Bank since December 1997. Mr. Bridgwater has been a banker in the State of Texas for over 30 years. His banking experience includes positions at financial institutions ranging in asset size from $1 billion to $110 billion, and spans responsibilities in a wide variety of areas including: operations functions, lending, special assets, loan review, and merger & acquisition due diligence. Additionally, Mr. Bridgwater has either participated in or led 18 bank acquisitions, mergers, or dispositions (including the related conversions and integrations) of whole entities and/or specific assets or asset pools during his banking career. Mr. Bridgwater has extensive experience working with financial institution regulatory agencies including the FDIC, OCC, FFIEC, SEC, Federal Reserve Bank, and the Texas Department of Banking. During Mr. Bridgwater’s career he has gained valuable experience managing and operating banks through challenging economic environments. As a result, he has developed experience in identifying, assessing, managing, and mitigating credit related risk, as well as other types of risk. This experience, as well as certain skills acquired over his career, benefits the Company in terms of near and long term strategic planning, and in the areas of Company-wide risk assessment with an emphasis on credit risk; lending; operational risk; reputation risk; compliance; and financial analysis and performance.

DAVID L. HATCHER, age 67 Class II Director (Executive and Risk Management Committee, Corporate Governance and Nominating Committee, and Strategic Planning Committee)

Director since 1999. Mr. Hatcher was named Lead Director in November 2005. From 1980 to 2005, Mr. Hatcher was President and Chief Executive Officer of KMG Chemicals, Inc., a specialty chemical manufacturer and a public company that is subject to the reporting requirements of the Exchange Act. In 2005, Mr. Hatcher became Chairman and Chief Executive Officer of KMG Chemicals, Inc. Mr. Hatcher retired as Chief Executive Officer in June 2007 but continues to serve as Executive Chairman.

As Executive Chairman of KMG Chemicals, Inc., he led an effort to form an independent risk committee whose purpose is to define risks in corporate strategy, philosophy, and operations, and to institute mitigation policies for these risks. Mr. Hatcher is a skilled and experienced executive and holds degrees in Engineering and Economics. His knowledge of risk evaluation and management is well-developed. Mr. Hatcher has many years of experience guiding companies through all parts of the business cycle. He has attended numerous director education courses sponsored by both the National Association of Corporate Directors (NACD) and other director organizations. Mr. Hatcher is active in the NACD and has attended multiple director peer group exchanges. His years of business experience, including demonstrated executive abilities to guide and aid management through difficult economic times, coupled with his years of service to the Company and his participation in the NACD, provide Mr. Hatcher with certain skills that would currently benefit the Company in developing and executing a successful long-term strategy while managing short-term challenges inherent in today’s economic environment.

SHELDON I. OSTER, age 72 Class II Director (Audit Committee)	Director since 2009. Mr. Oster served as Chairman, Founder and Director of Shel-Ray Underwriters, Inc. from 1983 to June 2008. He also served as Chairman, Founder and Director of Great Midwest Insurance Company from 1985 to June 2008 and as non-executive Chairman until December 2008; as Chairman, Founder and Director of Bunker Hill Insurance Agency from 1986 to June 2008; and as Chairman, Founder and Director of FMG[2] Group, Inc. from 1983 to February 2008. From 1992 to

February 2008, Mr. Oster served as Chairman and Director of FM Global Insurance Agency. Mr. Oster has been licensed as a Certified Public Accountant (CPA) since 1959. He also earned a degree in accounting and is an insurance agent licensed by the Texas Department of Insurance since 1985. Mr. Oster possesses particular expertise in the area of financial management and the management of financial entities such as insurance companies and agencies. In his roles with the various entities for which he has served, he has experience with preparation of public company filings with the SEC; interaction with auditors and regulatory compliance; risk assessment; and management of financial and accounting functions. In addition, as a CPA Mr. Oster has experience with conducting audits of financial statements and is familiar with auditing concepts, standards and methodologies. Mr. Oster’s 50 years of business experience in connection with his training and experience as a CPA qualify him to serve as a director of the Company and benefits the Company in the areas of financial analysis, regulatory oversight, compliance, internal audit, and risk assessment.

RAIMUNDO RIOJAS E., age 69 Class II Director (Human Resources Programs Committee and Trust Administrative Committee of the Bank)	Director since 1994. For the last sixteen years, Mr. Riojas has been the President of Duwest, Inc., a joint venture of Westrade, Inc. and E.I. DuPont de Nemours, engaged in the distribution of crop protection products and the manufacture of industrial and automotive coatings. Since 2007, Mr. Riojas has been a member of the board of directors of RiceCo headquartered in Memphis, Tennessee, whose principal business is the manufacture of rice crop protection products. He has attended seminars related to bank executive and board compensation. Additionally, Mr. Riojas has managed various businesses related to farming operations through difficult financial environments with a high degree of success through rationalization of resources to effect more efficient operations. The foregoing experience and skill benefits the Company as it navigates the ongoing challenges and risks inherent in effecting more efficient operations and in particular in the areas of human resources, personnel allocation, and strategic planning related thereto.

ROLAND X. RODRIGUEZ, age 57 Class I Director (Audit Committee, Executive Risk Management Committee and Corporate Governance and Nominating Committee)	Director since 2007. Mr. Rodriguez has been the managing principal and co-founder of MFR, P.C., formerly known as Mir, Fox & Rodriguez, P.C., a Houston-based public accounting firm, since January 1988. Mr. Rodriguez has more than 30 years of public accounting experience. His expertise ranges from advising clients on mergers and acquisitions and international business transactions to personal estate planning. This broad experience has provided Mr. Rodriguez with exposure to companies operating in a wide range of industries both domestically and internationally. Furthermore, as a business owner himself, Mr. Rodriguez is very familiar with the financial and business challenges facing the Company, the Bank and its many customers. His overall breadth of experience provides him with a solid background to actively engage in a meaningful manner with the diverse challenges and opportunities and to assist in establishing policy and strategy to manage risk for the Company. Mr. Rodriguez has been a licensed Certified Public Accountant in Texas since 1978. As a CPA, he completes the required 40 hours of Continuing Professional Education in accounting, tax, financial and management related courses on an annual basis. Mr. Rodriguez serves on the Executive Committee of the Greater Houston Partnership, the board of the Houston Minority Supplier Development Council, and the Jones School of Management Council of Overseers at Rice University in Houston, Texas. Mr. Rodriguez, through his years of experience, education and training, and business owner experience, has developed certain knowledge and skills that benefit the Company in the areas of risk assessment, financial analysis, compliance, internal audit, strategic planning and growth plans.

DAN C. TUTCHER, age 61 Class II Director (Executive and Risk Management Committee and Asset/Liability Management Committee of the Bank)	Director since 2005. Since May 2007, Mr. Tutcher has been a principal and director of Center Coast Capital Advisors, L.P., an investment firm. Mr. Tutcher was President of Enbridge Energy Partners and Enbridge Energy Management from 2001 until May 2006. From 1988 until 2001, he was Chairman, President and Chief Executive Officer of Midcoast Energy Resources. Mr. Tutcher has over 30 years of experience in owning and operating companies involved in petroleum production, gas processing, and natural gas gathering and transmission. His expertise and experience includes serving as a chief executive officer and senior manager at both public and private companies; and board of director level experience in the areas of governance, corporate responsibility, marketing, finance, and investor relations. Mr. Tutcher serves as a director for Enbridge, Inc., a public company that is subject to the reporting requirements of the Exchange Act. He is the former Chairman of Cancer Counseling, Inc. and currently serves as Chairman of Houston’s Alley Theater. Mr. Tutcher’s business experience and skills acquired throughout his career benefit the Company in the areas of risk assessment, regulatory oversight, investor relations, and planning for short-term and long-term growth.

ELIZABETH C. WILLIAMS, age 67 Class I Director and Director of the Bank (Asset/Liability Management Committee of the Bank)	Director since 2008. From 1999 until her retirement in December 2008, Ms. Williams served as the Treasurer of Southern Methodist University in Dallas, Texas. From 1989 to 1999 she served as the Vice President, Business and Finance for Southern Methodist University. Ms. Williams served as Vice Chancellor of the University of Denver from 1978 to 1989. From 1975 to 1978, Ms. Williams served as Assistant to the President of Arkansas State University. During her tenure as chief financial officer and chief investment officer at two universities over 25 years, Ms. Williams was involved in managing issues involving revenue and expense forecasting and control, asset and liability management, relationships with auditors, investment managers, investment bankers, and other service providers. She was also involved with issuing bonds, seeking bond ratings, and generally overseeing project finance. In the last 10 years of her career prior to her retirement, Ms. Williams had primary responsibility for investing the Southern Methodist University’s endowment fund of over $1 billion. Ms. Williams’ career spanned several difficult economic periods that gave her a perspective on risks arising from economic downturns, including rising interest rates, weakened credits, lower ratings, excess leverage, market illiquidity, and unexpected events and hazards. During this time Ms. Williams developed strategies to identify and manage these risks. She has past service as a board member for an insurance company and as a director and audit committee member for Texas Industries, Inc. from 1995 to 2005 and Chaparral Steel Company from 2005 to 2007, during which each was a public company subject to the reporting requirements of the Exchange Act. Currently Ms. Williams is also a director of School College and University Underwriters, Ltd., an insurance and reinsurance company. Her historical perspective and investment experience in a variety of asset classes during several economic cycles enables her to assist the Company to better identify and manage risks that are especially present in the current economic environment. Additionally, Ms. Williams’ experience benefits the Company in the areas of financial risk assessment and mitigation planning and interaction with regulatory agencies. Further, she brings to the Company a depth of experience to allow her to offer guidance regarding asset/liability management and on both short-term and long-term strategies for growth.

INFORMATION ABOUT THE BOARD OF DIRECTORS, COMMITTEES

OF THE BOARD AND COMMITTEES OF THE BANK

Compensation of Directors

Directors of the Company who are also employees of the Company do not receive fees for serving on or attending meetings of the Board or any committees on which they serve.

For the 2009-2010 Board year, which ends with the meeting on April 26, 2010, non-employee directors and advisory directors of the Company received an annual retainer fee of $15,000 paid in the form of 2,475 shares of Common Stock, a fee of $3,000 per quarterly Board meeting attended and a fee of $1,250 per Audit Committee meeting and $750 per other committee meeting and $500 per special committee meeting attended. Additionally, each non-employee director and advisory director received a fee of $500 for participating in special meetings of the entire Board. The Lead Director and the chair of the Audit Committee received an additional annual retainer of $10,000, paid in either cash or Common Stock, and the chairs of the Corporate Governance and Nominating Committee and the Human Resources Programs Committee each received an additional annual retainer of $5,000, payable in the same manner as the annual retainer for all directors. The employee director, J. Downey Bridgwater, is salaried and does not receive compensation for serving on the Company’s Board of Directors. The Company reimburses the directors for their travel expenses to attend meetings, for NACD membership and for participation in NACD sponsored seminars and conferences to better understand their role as directors and responsibility as committee members.

The following table sets forth information regarding the compensation of the Company’s Board of Directors for the 2009 fiscal year.

Director Compensation(1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Edward R. Bardgett	$27,500	$15,000	$42,500
George Beatty, Jr.	32,750	20,000	52,750
Anat Bird	28,250	15,000	43,250
Bruce J. Harper	32,250	15,000	47,250
Bernard A. Harris, Jr., MD	28,500	15,000	43,500
David L. Hatcher	24,250	25,000	49,250
Glenn H. Johnson	26,000	15,000	41,000
R. Bruce LaBoon	26,500	20,000	46,500
Sheldon I. Oster	21,500	15,000	36,500
Raimundo Riojas E.	22,250	15,000	37,250
Roland X. Rodriguez	35,250	25,000	60,250
Dan C. Tutcher	17,250	15,000	32,250
Elizabeth C. Williams	17,000	15,000	32,000

(1)	The Company’s Board did not receive any compensation in the form of option awards, non-equity incentive plan compensation, a pension, or any other form of compensation not reported in the above table.

(2)	The annual stock award to directors is valued based on the fair value per share of Common Stock on the date of the grant, April 27, 2009, and the Company’s closing share price on that date was $6.06.

Board of Directors

During the 2009 fiscal year, the Board met seven times and took certain additional actions by unanimous written consent. All directors attended 75 percent or more of the meetings of the Board and of the committees on which they served during 2009. The Corporate Governance and Nominating Guidelines require the independent members of the Board to meet at least twice a year or at such other intervals as may be required by applicable rules of The Nasdaq Global Select Market. The independent members of the Board met in six executive sessions during the 2009 fiscal year. It is the Company’s policy that all Board members be in attendance at the annual meeting of shareholders. All Board members were in attendance at the 2009 Annual Meeting of Shareholders.

Standing Committees of the Board

The Board has an Audit Committee, a Human Resources Programs Committee (which functions as the compensation committee), a Corporate Governance and Nominating Committee, an Executive and Risk Management Committee and a Strategic Planning Committee.

Audit Committee.    The directors who served on the Audit Committee during the 2009-2010 Board year were Roland X. Rodriguez, Chairman, Bruce J. Harper, Bernard A. Harris, Jr., MD, and Sheldon I. Oster. After reviewing the qualifications of the current members of the Audit Committee, and any relationships that they may have with the Company that might affect their independence, the Board has determined that (i) all current members of the Audit Committee are “independent” as defined in Section 10A of the Exchange Act, and in the applicable rules of The Nasdaq Global Select Market, (ii) all current committee members are financially literate, and (iii) Mr. Rodriguez qualifies as an audit committee financial expert under the applicable rules promulgated under the Exchange Act. The Audit Committee has the power and authority to act on behalf of the Board with respect to the appointment of the Company’s independent registered public accounting firm and with respect to authorizing all audit and other activities performed for the Company by its internal audit department and independent registered public accounting firm. The Audit Committee provides a direct contact between the Company’s independent registered public accounting firm and the financial management of the Company and assists the Board in fulfilling its responsibilities relating to the oversight of corporate accounting and reporting practices and performing such other functions as may be prescribed with respect to audit committees under the applicable rules and regulations of The Nasdaq Global Select Market. Furthermore, the Audit Committee assists the Board in performing its oversight responsibilities related to corporate accounting, financial reporting practices, the quality and integrity of financial reports, compliance with policies and procedures and compliance of the Company’s financial statements and internal controls with Federal and State banking and securities regulatory requirements. The Audit Committee also oversees the evaluation of the Company’s system of internal controls, the internal audit function and other related areas. The Audit Committee met fifteen times during 2009.

Each year the Audit Committee reviews its charter and reports to the Board its adequacy in light of the Exchange Act, the rules and regulations promulgated thereunder, and the rules of The Nasdaq Global Select Market. The Audit Committee Charter can be accessed electronically on the Company’s website at www.banksterling.com in the governance documents under the corporate overview section which is on the investor relations page or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 10260 Westheimer, Houston, Texas 77042.

Human Resources Programs Committee.    George Beatty, Jr., Chairman, Edward R. Bardgett, Anat Bird, and Raimundo Riojas E. served on the Human Resources Programs Committee during the 2009-2010 Board year. All current members of the Human Resources Programs Committee are non-employee directors and have been determined by the Board to be “independent” as defined in the applicable rules of The Nasdaq Global Select Market. The primary function of the Human Resources Programs Committee is to develop, review, and make recommendations with respect to the Company’s executive compensation policies and to oversee the Company’s incentive compensation plans including equity-based plans. As part of its responsibilities, the Human Resources Programs Committee administers the Company’s 1994 Stock Incentive Plan, as amended, the Company’s 1994 Employee Stock Purchase Plan, the 2001 Deferred Compensation Plan as amended and restated, the Company’s 2003 Stock Incentive and Compensation Plan, the 2004 Sterling Bank Severance Plan as amended, the 2004 Employee Stock Purchase Plan and the 2007 Long-Term Incentive Stock Performance Program, as amended. The Human Resources Programs Committee met four times during 2009. During the December 2009 meeting, the Human Resource Programs Committee invited their independent compensation consultant, John Ford of Stone Partners, to evaluate and discuss the appropriateness of the Company’s executive team incentive plans from a risk management perspective. After reviewing the plans and involvement of the Human Resources

Programs Committee, Mr. Ford concluded that the Committee provides active oversight on executive compensation plans, and he found the target awards reasonable, not excessive, especially for executive officers. He determined the Key Performance Metrics (KPMs) for the plans are balanced and broadly based, contain an objective growth component, an efficiency component, and short-term incentives to measure Company performance relative to the Board approved budget, while long-term incentives are utilized to evaluate performance relative to peers. He concluded that the plans do not induce excessive risk taking, as such plans contain features that mitigate excessive risk taking including multi-year performance goals, claw back provisions and executive stock ownership guidelines. The Charter for the Human Resources Programs Committee can be accessed electronically in the governance documents under the corporate overview section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 10260 Westheimer, Houston, Texas 77042.

Corporate Governance and Nominating Committee.    R. Bruce LaBoon, Chairman, Bruce J. Harper, David Hatcher and Roland X. Rodriguez served on the Corporate Governance and Nominating Committee for the 2009-2010 Board year. In January 2010, Dan C. Tutcher was elected Chairman of this Committee. Mr. LaBoon continues to serve as a member. Each member of the Corporate Governance and Nominating Committee meets the definition of “independent” as set forth in the applicable rules of The Nasdaq Global Select Market. The primary function of the Corporate Governance and Nominating Committee is to advise the Board concerning the appropriate composition of the Board and its committees, serve as the nominating committee for the Board, advise the Board regarding appropriate corporate governance practices and assist the Board in achieving them, annually confirm that a performance review of the Company’s Chief Executive Officer and directors has been performed, and perform such other functions as the Board may assign from time to time. The Corporate Governance and Nominating Committee met five times during 2009. The Charter for the Corporate Governance and Nominating Committee as well as the Corporate Governance and Nominating Guidelines of the Company can be accessed electronically in the governance documents under the corporate overview section on the investor relations page of the Company’s website at www.banksterling.com or by writing to the Company at Sterling Bancshares, Inc., Attention: Secretary, 10260 Westheimer, Houston, Texas 77042.

The Corporate Governance and Nominating Committee will, in accordance with the Company’s Bylaws, consider shareholder recommendations for directors sent to the Secretary of the Company, Sterling Bancshares, Inc., 10260 Westheimer, Houston, Texas 77042. Shareholder recommendations for directors must contain and be accompanied by certain information as specified in the Company’s Bylaws including (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder giving the notice and the recommended nominee, (iv) the name, age, occupation and address of the recommended nominee and such other information related to the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, and (v) the consent of the recommended nominee to serve as a director of the Company, if elected. To timely submit a recommendation for director for an upcoming annual meeting, it is necessary that you notify the Company not less than 120 days nor more than 150 days before the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders. The Company’s 2010 Proxy Statement was first sent to shareholders on March 9, 2010. Thus, in order for such nomination to be considered by the Company for the 2011 annual meeting, it must be received by the Company not later than November 9, 2010. We recommend that any shareholder desiring to make a nomination review the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices at 10260 Westheimer, Houston, Texas 77042.

When identifying and evaluating director nominees (including any nominees recommended by shareholders), the Corporate Governance and Nominating Committee will consider the following:

•	The status of the nominee as an “independent” director under the rules of The Nasdaq Global Select Market and the Company’s Corporate Governance and Nominating Guidelines;

•	The nominee’s reputation, integrity and good business judgment;

•	The nominee’s skills in business, including an understanding of the Company’s business, finance, technology and other knowledge needed on the Board;

•	The diversity represented on the Board and the diverse thoughts, background, perspective and experience of the nominee;

•	The nominee’s professional background, employment, community service and personal accomplishments;

•

The nominee’s ability and willingness to devote the required amount of time to the Company’s affairs including attendance at board and committee meetings, taking into consideration the number of other public companies for which the nominee serves as a director; and

•	The nominee’s interest, capacity and willingness, in conjunction with other members of the Board, to serve the long-term interests of the Company’s shareholders.

In the case of current directors being considered for re-nomination, the Corporate Governance and Nominating Committee will also take into account such director’s performance reviews including, among other items, the director’s history of attendance at Board and committee meetings, the director’s tenure as a member of the Board and the director’s preparation for, and participation in, such meetings.

The Corporate Governance and Nominating Committee works in conjunction with the Board on an annual basis to determine the skills and characteristics required for Board service relative to those actually represented on the Board, with the objective of having a Board with diverse perspectives, backgrounds and experience. For example, the Company’s current directors have experience in the following industries: energy, insurance, legal services, financial services, higher education, manufacturing, chemicals, construction, space technology, business and financial consulting, agriculture, export/import, and public accounting. The diversity of background and experience benefits the Company and is reflective of and represents the types of businesses we serve in our communities. In such process, the Corporate Governance and Nominating Committee will identify any needs to add a new board member who meets specific criteria or to fill a vacancy on the Board. If a need is identified, the Corporate Governance and Nominating Committee will initiate a search and screening process seeking input from other Board members and hiring a search firm, if necessary. The Corporate Governance and Nominating Committee will also consider recommendations for nominees for directorships as submitted by shareholders. The Chairman of the Board and all members of the Corporate Governance and Nominating Committee will interview prospective candidates that meet the specific criteria and otherwise qualify for membership on the Board. The Corporate Governance and Nominating Committee will keep the full Board informed at all times during the process. The Corporate Governance and Nominating Committee will make its recommendation to the full Board seeking its endorsement of the final candidate(s). An invitation to join the Board will be extended by the Chairman of the Corporate Governance and Nominating Committee, who may choose to have the Chairman of the Board or the Chief Executive Officer participate in the invitation as well. The final candidate(s) are nominated by the full Board or elected to fill a vacancy. The Corporate Governance and Nominating Committee has recommended to the Board, and the Board has unanimously nominated, the four individuals for election as Class III directors at the Meeting. Each of the director nominees is presently one of the Company’s directors.

The Board does not have a formal policy with respect to Board nominee diversity. In recommending proposed nominees to the full Board, the Corporate Governance and Nominating Committee is charged with building and maintaining a board that has an ideal mix of talent and experience to achieve the Company’s business objectives in the current environment. In particular, the Corporate Governance and Nominating Committee is focused on relevant subject matter expertise, depth of knowledge in key areas that are important to the Company, and diversity of thought, background, perspective and experience so as to facilitate robust debate and broad thinking on strategies and tactics pursued by the Company.

Executive and Risk Management Committee.    David L. Hatcher, Chairman, George Beatty, Jr., .J. Downey Bridgwater, R. Bruce LaBoon, Dan C. Tutcher, and Roland X. Rodriguez served on the Executive and Risk Management Committee during the 2009-2010 Board year. The primary function of the Executive and Risk Management Committee is to include identification, assessment, and management of risks that could prevent the Company from achieving its business objectives, in addition to reviewing the Company’s and the Bank’s performance and financial condition between Board meetings and reviewing and recommending mergers and acquisitions and policies to the Board. The Executive and Risk Management Committee met four times during 2009.

Strategic Planning Committee.    J. Downey Bridgwater, Chairman, George Beatty, Jr., Anat Bird, David L. Hatcher and R. Bruce LaBoon served on the Strategic Planning Committee for the 2009-2010 Board Year. The primary function of the Strategic Planning Committee is to provide oversight and guidance with respect to the strategic direction of the Company and provide the Board with periodic reviews on the progress and execution of the Company’s strategic plan. Additionally, the Strategic Planning Committee recommends appropriate changes to the strategic plan to the Board. The Strategic Planning Committee also provides recommendations to the Board on how the Company can better take advantage of marketplace opportunities through its strategic plan. The Strategic Planning Committee met three times during 2009.

Standing Committees of the Bank

In addition to the standing committees of the Board discussed above, the Bank has established three other committees comprised of the Company’s directors, directors of the Bank and certain officers of the Company and the Bank. While these additional committees do not constitute formal committees of the Board due to the membership of certain non-directors, these committees provide significant assistance in reviewing and recommending matters to the Board as well as oversight functions relating to the operations of the Bank.

Asset/Liability Management Committee.    The Asset/Liability Management Committee for the 2009-2010 Board year included J. Downey Bridgwater, Bernard A. Harris, Jr., MD, Dan C. Tutcher and Elizabeth C. Williams, each a member of the Board. In addition, Zach L. Wasson, Chairman, Patrick Oakes, Chip Kiesewetter and Matt Boutte, current officers of the Bank, served on the Asset/Liability Management Committee during the year. The primary function of the Asset/ Liability Management Committee is to provide oversight and guidance with respect to investment and borrowing decisions impacting the credit quality of the investment portfolio, interest rate risk sensitivity and liquidity. The Asset/Liability Management Committee met four times during 2009.

Trust Administrative Committee.    The Company’s directors who served on the Trust Administrative Committee during the 2009-2010 Board year were Glenn H. Johnson, Chairman, Anat Bird, J. Downey Bridgwater, Bernard A. Harris, Jr., MD, and Raimundo Riojas E., Allen D. Brown, James W. Goolsby, Jr., Jim Carlton and Kay King, officers of the Bank, also served on the Trust Administrative Committee during the year. The primary function of the Trust Administrative Committee is to oversee the trust and asset management operations of the Bank, review and ratify new accounts, and approve the products and services offered through the Bank’s trust and asset management department. The Trust Administrative Committee met four times during 2009.

Directors’ Loan Committee.    The Directors’ Loan Committee was established in January 2010 and its members include J. Downey Bridgwater, Chairman, George Beatty, Jr., and Anat Bird each a member of the Board. Robert S. Smith, the Chief Credit Officer of the Bank, also serves on the Directors’ Loan Committee and R. Bruce LaBoon serves as an Advisory Member. The primary function of the Directors’ Loan Committee is to review and approve loans, renewals, and aggregate loan relationships that exceed a specified amount, and to review other aspects of the lending functions of the Bank. The Directors’ Loan Committee meets at least monthly, and at other times as circumstances warrant.

Committee Membership and Activity(1)

Board Member	Standing Committees of the Board					Standing Committees of the Bank			Indep- endent(7)	Current Employee
	Audit	HRPC(2)	Corp Gov & Nom(3)	Exec & Risk Mgmt	Strat Plng	Asset/ Liab Mgmt(4)	Directors’ Loan(5)	Trust Admin(6)
Edward R. Bardgett		M							Y
George Beatty, Jr.		C		M	M		M		Y
Anat Bird		M			M		M	M	Y
J. Downey Bridgwater				M	C	M	C	M		Y
Bruce J. Harper	M		M						Y
Bernard A. Harris, Jr., MD	M					M		M	Y
David L. Hatcher			M	C	M				Y
Glenn H. Johnson								C	Y
R. Bruce LaBoon			C	M	M				Y
Sheldon I. Oster	M								Y
Raimundo Riojas E.		M						M	Y
Roland X. Rodriguez	C		M	M					Y
Dan C. Tutcher				M		M			Y
Elizabeth C. Williams						M			Y
Number of Committee Members	4	4	4	6	5	8	4	9
Number of Meetings in 2009	15	4	5	4	3	4	0	4

(1)	C=Chair, M=Member, Y=Yes

(2)	Human Resources Programs Committee

(3)	In January 2010, Dan C. Tutcher was elected Chairman of this committee.

(4)	In addition to the board members on the committee, the following officers of the Bank served on the committee during 2009: Zach Wasson, Chairman, Patrick Oakes, Chip Kiesewetter and Matt Boutte.

(5)	This committee was formed in January 2010. In addition to the board members on the committee, the Chief Credit Officer of the Bank, Robert S. Smith, serves on the committee.

(6)	In addition to the board members on the committee, the following officers of the Bank served on the committee during 2009: Allen D. Brown, James W. Goolsby, Jr., Jim Carlton and Kay King.

(7)	Independent as defined in the applicable rules of the Nasdaq Global Select Market System.

Director Independence

The Board has determined that, except for Mr. Bridgwater, all the director nominees and directors not standing for election are “independent” as that term is defined in the applicable rules of The Nasdaq Global Select Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Transactions with Related Persons” below. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. There are no family relationships between any nominees, directors and executive officers. Mr. Bridgwater is not independent because of his employment as a senior executive of the Company.

During this review of director independence, the Board specifically considered the relationship between the Company and SCB Forums, Ltd., of which Ms. Anat Bird is the President and Chief Executive Officer. SCB

Forums, Ltd. is a company that arranges and facilitates peer group meetings for bank executives and provides certain consulting services. The Company retained SCB Forums, Ltd. in 2009, but SCB Forums, Ltd. did not charge the Company for any of its services. While the relationship between the Company and SCB Forums, Ltd. was not required to be disclosed in the “Certain Transactions with Related Persons” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Ms. Bird, (ii) does not interfere with the exercise of Ms. Bird’s independent judgment, and (iii) did not adversely impact the Board’s determination that Ms. Bird is independent.

The Board also specifically considered the relationship between the Company and Locke Lord Bissell & Liddell LLP (“Locke Lord”), of which Mr. Bruce LaBoon is a non-equity of counsel attorney. Locke Lord is a law firm that has provided legal services to the Company for many years. The Company’s attorney fee arrangement with Locke Lord is negotiated on the same basis as arrangements with other outside legal counsel and is subject to the same terms and conditions. The fees the Company pays to Locke Lord are comparable to those paid to other law firms for similar services, and the fees paid by the Company to Locke Lord in 2009 represented less than one percent of that firm’s revenues. Mr. LaBoon is compensated by Locke Lord on a fixed fee arrangement. While the relationship between the Company and Locke Lord was not required to be disclosed in the “Certain Transactions with Related Persons” section below, the Board still considered this relationship in connection with its analysis of director independence. Based on its review, the Board concluded that this relationship (i) was not material to the Company or Mr. LaBoon, (ii) does not interfere with the exercise of Mr. LaBoon’s independent judgment, and (iii) did not adversely impact the Board’s determination that Mr. LaBoon is independent.

Board Leadership Structure

Our Board has carefully considered the critical issue of Board leadership, and after due deliberation, has adopted a flexible policy as to whether the positions of Chairman and Chief Executive Officer should be separate or combined. This policy allows the Board to evaluate regularly whether the Company is best served by having the Chief Executive Officer or another director hold the position of Chairman, and enables the Board to make the determination based on current needs and the particular skill sets that are available at the time. If the position of Chairman is not held by an independent director, an independent lead director is elected.

At this time, the Board believes there are a number of important advantages to combining the positions of Chairman and Chief Executive Officer. The current Chief Executive Officer, Mr. Bridgwater, is the director most familiar with our business and industry and is best situated to lead discussions on important matters affecting the business of the Company. Mr. Bridgwater has a unique depth of knowledge and experience that contributes to his effective leadership and unified vision in the combined role of Chairman and Chief Executive Officer. Additionally, combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy.

As part of its commitment to strong corporate governance and Board independence, the Board has also appointed an independent lead director, Mr. David L. Hatcher, who is held in high regard. The Board believes that an independent lead director is a meaningful alternative to separating the Chairman and Chief Executive Officer positions. As an independent lead director, Mr. Hatcher presides over the Executive Sessions of the Board, consults with the Chairman regarding Board meeting agendas, and acts as liaison between the Chairman and the independent directors.

The Board believes that there is no one best leadership structure model that is most effective in all circumstances. The Board has retained the authority to separate the position of Chairman and Chief Executive Officer in the future if such change is determined to be in the best interests of the Company. Thus, the Board remains flexible and committed to a strong corporate governance structure and Board independence.

Board Role in Risk Oversight

The Board has designated the Executive and Risk Management Committee as the committee responsible for the review and approval of Company-wide risk assessment, business impact analysis and the business continuity plan. At least quarterly the results of the Company-wide risk assessment, and at least annually the results of the Company-wide business impact analysis and the business continuity plan, are presented to the full Board upon completion. The Executive and Risk Management Committee engages in active and ongoing conversations with management as it reviews the enterprise-wide risk assessment with respect to reputation, credit, market, and operational risk. The Executive and Risk Management Committee has authority to conduct any investigation appropriate to fulfilling its responsibilities, and has direct access to all persons in the Company. Management is responsible for the day-to-day management of these risks across the enterprise. The Executive and Risk Management Committee works in conjunction with the Chief Risk Officer to review material variances from target risk ranges, risk tolerance levels, new business processes with residual risk impacts classified as high, and any other risks identified by the Chief Risk Officer. The Executive and Risk Management Committee also works in conjunction with the Audit Committee to review and approve the annual plans for the Bank’s monitoring functions (Internal Audit Department, Compliance Department, and Loan Review Department); to review and approve the annual assessment of the Company’s enterprise risk management process; and considers any need for periodic third party evaluations of the enterprise risk management process of the Company. For a discussion of risk assessment and oversight regarding performance-based incentive compensation, refer to page 26, under the heading “Risk Management and Mitigation.”

Shareholder Communications with Directors

Shareholders or other interested parties can contact any director or committee of the Board by writing to them in care of Secretary, Sterling Bancshares, Inc., 10260 Westheimer, Houston, Texas 77042 or by sending an email to boardofdirectors@banksterling.com. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. Other concerns will generally be referred to the Corporate Governance and Nominating Committee. All complaints and concerns will be received and processed by the General Counsel’s office and will be delivered to the Board, Audit Committee or designated director, as applicable.

AUDIT COMMITTEE REPORT

Following a review by the Audit Committee, the chair of the Audit Committee, as representative of the Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer and independent registered public accounting firm prior to public release.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee approved the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. In addition, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditor’s independence. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communication with the Audit Committee concerning independence, and has discussed Deloitte & Touche LLP’s independence with Deloitte & Touche LLP. In addition, the Audit Committee discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed audit plans, audit scope, and identification of audit risks with both the Company’s independent registered public accounting firm and the internal auditors.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication With Those Charged With Governance” and, with and without management present, discussed and reviewed the results of the independent registered public accounting firm’s examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of the Company as of and for the fiscal year ended December 31, 2009 and the related management’s discussion and analysis of financial condition and results of operations prior to filing with the Securities and Exchange Commission. Management has the responsibility for the preparation, presentation and integrity of the Company’s financial statements and the independent registered public accounting firm has the responsibility for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles in the United States.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee also appointed, subject to shareholder ratification, Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2010, and the Board concurred in such recommendation.

Audit Committee:
Roland X. Rodriguez, Chairman Bruce J. Harper Bernard A. Harris, Jr., MD Sheldon I. Oster

This report by the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The following is a summary of the fees billed to the Company by Deloitte & Touche LLP for professional services rendered for the fiscal years ended December 31, 2009, 2008 and 2007:

Fee Table

	2009	2008	2007
Audit Fees	$711,458	$607,785	$622,685
Audit Related Fees	—	40,000	—
Tax Fees	82,825	91,262	167,540
All Other Fees	—	—	—

Total	$794,283	$739,047	$790,225

Audit Fees.    Consists primarily of fees billed for professional services rendered by Deloitte & Touche LLP for the audit and quarterly reviews of the consolidated financial statements, statutory audits of subsidiaries required by governmental bodies, comfort letters, consents, assistance with and review of documents filed with the Securities and Exchange Commission and accounting and financial reporting consultations and research work necessary to comply with generally accepted accounting standards. In addition, the Audit Fees amount includes fees billed for professional services for the audit of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Audit-Related Fees.    Consists of fees billed in the fiscal year ended December 31, 2008, for professional services rendered by Deloitte & Touch LLP for Form S-3 procedures and registration statement. There were no fees billed in the fiscal years ended December 31, 2009 and December 31, 2007 for assurance and related services rendered by Deloitte & Touche LLP that are related to the performance of the audit or review of the Company’s financial statements but not reportable as Audit Fees.

Tax Fees.    Consists primarily of fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice, and tax preparation.

All Other Fees.    There were no fees billed for services rendered by Deloitte & Touche LLP not reportable as Audit Fees, Audit Related Fees or Tax Fees for the fiscal years ended December  31, 2009, 2008 or 2007.

Policy on Audit Committee Pre-Approval of Audit Services

The Audit Committee Charter provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent registered public accounting firm, subject to the requirements of applicable law. In accordance with such law, the Audit Committee has delegated the authority to grant such pre-approvals to the Audit Committee chair, which approvals are then reviewed by the full Audit Committee at its next regular meeting. Typically, however, the Audit Committee itself reviews the matters to be approved. The procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm include the Audit Committee’s review of a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted. Audit Committee approval would be required to exceed the budgeted amount for a particular category of the services or to engage the Company’s independent registered public accounting firm for any services not included in the budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the Company’s independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee. All of the services reported in “Independent Registered Public Accounting Firm’s Fees” above were pre-approved by the Audit Committee or the chair of the Audit Committee.

EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

The following sets forth certain information with respect to the current executive officers and other significant employees of the Company and the Bank.

Name	Age	Position
J. Downey Bridgwater	52	Chairman, President, Chief Executive Officer and Chief Risk Officer

Zach L. Wasson	56	Executive Vice President and Chief Financial Officer

James W. “Jim” Goolsby, Jr.	50	Executive Vice President, General Counsel and Secretary

Robert S. “Bob” Smith	55	Executive Vice President and Chief Credit Officer

Allen D. Brown	58	Executive Vice President of Specialized Banking and Investments

Wanda S. Dalton	60	Executive Vice President and Chief Human Resource Officer

Deborah A. Dinsmore	50	Executive Vice President and Director of Operations

Travis L. Jaggers	60	Executive Vice President and Chief Lending Officer

Michelle L. Mahfouz	38	Executive Vice President of Personal Relationship & Business Banking

C. Wallis McMath, Jr.	68	Executive Vice President and Chief Information Officer

Graham B. Painter	62	Executive Vice President of Corporate Communications

Pamela H. Lovett	53	Senior Vice President, Business Development and Community Affairs

Christopher D. Reid	36	Vice President and Director of Investor Relations

J. Downey Bridgwater was elected Chairman of the Board of the Company in November 2005. Mr. Bridgwater has been President of the Company and the Bank since December 1997. In January 2002, Mr. Bridgwater was elected Chief Executive Officer of the Company and the Bank. In January 2010, Mr. Bridgwater also assumed the role of Chief Risk Officer upon the retirement of Sonny B. Lyles which was effective December 31, 2009.

Zach L. Wasson has been Executive Vice President and Chief Financial Officer of the Company since December 2006. From 1990 to December 2006, Mr. Wasson served as Chief Financial Officer and Treasurer of Trustmark Corporation, a multi-bank holding company headquartered in Jackson, Mississippi. Prior to his 16 year tenure at Trustmark, Mr. Wasson served as chief financial officer, treasurer and controller for other financial institutions. Mr. Wasson is a Chartered Financial Analyst® and a Certified Public Accountant.

James W. “Jim” Goolsby, Jr. has been Executive Vice President, General Counsel and Secretary of the Company since March 2001. From June 1999 through February 2001, Mr. Goolsby served as Vice President and Assistant General Counsel of the Company. Prior to joining the Company in June 1999, Mr. Goolsby was an associate with the law firm of Jackson Walker L.L.P.

Robert S. “Bob” Smith was elected Executive Vice President and Chief Credit Officer effective January 1, 2010. For five years prior to this promotion, Mr. Smith served as Regional CEO for Sterling Bank’s Houston, West Region. In December of 1999, Mr. Smith joined the Bank as a lender and then in August of 2000 became the CEO of the Highway 6 banking office. Mr. Smith began his career as a state bank examiner, and he then spent approximately eleven years in a series of progressive positions with Allied Bancshares. During the late

1980’s, Mr. Smith lead a workout team and managed more than $1 billion in problem assets for First Interstate Bank, successor to Allied Bancshares. Other experiences include working as a commercial lender for Compass and as an Institutional Fixed Income Broker and Investment Advisor for First Southwest.

Allen D. Brown has been Executive Vice President of Specialized Banking and Investments since January 2007. Mr. Brown joined the Company in December 2004 as Regional CEO of the Bank overseeing the Profit Centers. From September 2001 until July 2004, Mr. Brown served as CEO of Metrobank, N.A., and president of Metrocorp Bancshares, Inc., a Houston-based bank holding company. From October 1996 until August 2001, he served as president and CEO of Redstone Bank and Northwest Bank for the Redstone Companies.

Wanda S. Dalton has been the Executive Vice President and Chief Human Resource Officer since April 2001. From May 1999 to April 2001, Ms. Dalton was Vice President and Regional Human Resources Manager for Compass Bank with responsibility for employment and employee relations for Compass’ Houston and Central Texas operations.

Deborah A. Dinsmore has been Executive Vice President and Director of Operations since February 2006. From December 2001 through February 2006, Ms. Dinsmore served as Senior Vice President and Chief Information Officer of the Company. From November 1998 through November 2001, Ms. Dinsmore served as Vice President and Chief Technology Officer of the Company.

Travis L. Jaggers was promoted to Executive Vice President and Chief Lending Officer effective January 2009. Prior to his promotion, Mr. Jaggers served as Regional CEO of the Bank for the Houston Southeast Region since December 2000. From January 1997 through November 2000, Mr. Jaggers was Market CEO for several banking centers in the Southeast Region.

Michelle L. Mahfouz was promoted to Executive Vice President of Personal Relationship & Business Banking in July 2009. She joined the Bank in May 2009 as Senior Vice President and Director of Small Business Banking. Prior to joining the Bank, Ms. Mahfouz served as Senior Vice President of BBVA Compass’ Business Banking Division in Houston. Her previous experience also includes executive positions with Bank of America.

C. Wallis McMath, Jr. has been Executive Vice President and Chief Information Officer since December 2006. Mr. McMath joined the Company in March 2006 as Senior Vice President and Chief Information Officer. From April 2005 through February 2006, Mr. McMath was a Senior Technology Officer for Citibank Texas in Bryan, Texas. From February 2000 until April 2005 he was Chief Information Officer for First American Bank in Bryan, Texas, which was acquired by Citibank Texas.

Graham B. Painter has been Executive Vice President of Corporate Communications since October 2002, and is responsible for the Bank’s public relations, community relations, advertising and employee communications. From 1996 until September 2002, he was Vice President of Public Affairs for CenterPoint Energy where he was responsible for electrical and natural gas related communications as well as international consulting.

Pamela H. Lovett has been Senior Vice President, Business Development and Community Affairs since February 2006. She served as President of Economic Development for the Greater Houston Partnership from 1997 through 2005. Ms. Lovett began her career with AT&T in 1979, holding various sales and sales management positions with the company through 1997.

Christopher D. Reid has been Vice President and Director of Investor Relations since December 2003. He joined the Company in November 1996 and served in the capacity of a commercial credit analyst and loan officer until December 2003. Mr. Reid is also licensed to practice law in the State of Texas.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy

The Company believes that compensation of its executive officers should reflect and support the Company’s strategic goals, the primary goal being the creation of long-term value for the Company’s shareholders while protecting the interests of the Company’s depositors and customers. The Board of Directors seeks to ensure the Company’s comprehensive, competitive compensation program supports these goals. The Company attempts to attract and retain highly skilled, qualified individuals in a market that is still competitive for top talent and to link rewards for performance with shareholder return on investment and the Company’s overall financial performance.

The Company relies on published external market surveys, the actual experiences of both internal and external recruiters in sourcing candidates, and exit interviews with departing employees to determine appropriate base salaries. When offers are formulated for potential candidates to fill vacant positions, base salary is determined based upon:

•	needs of the Company;

•	experience, talent and skills, current earnings, and stated salary requirements of the candidate;

•	current base salaries of similarly situated individuals within the Company; and

•	reported median salaries and salary ranges for the same or similar positions as published in recent survey data.

Base salaries reflect the employee’s responsibilities relative to the position and take into account individual experience and performance as well as specific issues unique to the Company and to the external market.

In order to encourage and reward quality performance on an annual basis, the Company has developed an annual cash incentive program. The program targets the market median of short-term incentive compensation for executive officers when performance meets targeted expectations. In developing this program, the Company evaluated:

•	market surveys;

•	benchmark data from peer banks;

•	the Company’s strategic initiatives; and

•	potential contribution to the profitability of the Company.

In order to retain key officers and to strengthen the link between key officers, Company performance and the shareholders’ interests, the Human Resources Programs Committee (“HRPC”) has developed a long-term, equity-based incentive program. The Company’s long-term incentive program incorporates incentive stock options and/or performance-based, phantom unit equity awards, which convert to common shares upon vesting. This program is progressive with award levels increasing over a three-year phase-in period beginning in 2007. The long-term incentive program was originally designed to provide 40% to 50% of total compensation to executive officers in the form of equity when mature. This goal assumes stabilization in the market for bank stock.

As an additional tool to attract and retain key officers as well as provide protection to the Company, the HRPC approved a Severance and Non-Compete Agreement plan for executive team members, regional or divisional production managers, and other key company officials of acquired entities. In developing this plan, the HRPC evaluated external practices, internal risk, and the desired retention of key officers by the Company. The Company has also entered into individual Severance and Non-Compete Agreements with members of the executive team. For executive officers, the Severance and Non-Compete Agreements are a required condition of employment.

Risk Management and Mitigation

In reviewing the compensation structure and programs for 2009, the HRPC considered how the Company’s compensation policies may affect the Company’s risk profile, and how compensation policies may be used to mitigate risks. More specifically, the HRPC considered the general design philosophy of the Company’s policies for employees whose conduct would be most affected by incentives established by compensation policies. In considering these issues, the HRPC concluded that the use of performance-based short-term incentives and long-term equity awards did not appear to create undue risks for the Company or encourage excessive risk-taking behavior on the part of employees.

With respect to short-term incentive awards, the size of an individual’s award is contingent upon performance at multiple levels—individual contribution, team contribution, and Company achievement. The more senior the position, the more weight is given to Company performance. All production positions have at least 20% of their target bonus tied to Company performance. Central department support employees have 50% of their target bonus tied to Company performance, and the Shared Services Executive Team’s target bonus is at least 75% dependent upon Company performance. The earning of a full incentive payout on individual and team components is dependent upon obtaining multiple, established performance metrics. Additionally, earned incentives can be reduced or eliminated by the failure of a participant to maintain prescribed levels of asset quality and to effectively manage expenses within an approved budget. At the Company level, there are two performance metrics—a growth metric and efficiency metric. These metrics are approved by the HRPC annually and have historically been based upon the return on assets (ROA) and earnings per share (EPS) targets approved by the Board as part of the budget process.

With respect to long-term incentive awards, these awards vest over a period of three-years and for more senior officers are split between phantom stock units and stock options. The phantom stock units cliff vest as common shares at the end of a three-year period based upon the Company’s performance relative to the HRPC chosen peer group. Company performance metrics for peer comparison are ROA and EPS growth, again providing for both a growth component and an efficiency component. If performance-to-peer is below the required threshold, the phantom units are forfeited. If performance-to-peer is exceptional over the three-year period, the phantom award can vest at up to twice the original grant. Stock options time vest in equal increments over a three year period, and the value of such awards is, of course, directly related to the price of the stock at the time of vesting.

The Company has in place for both the short-term and long-term incentive programs clawback provisions in the event that any award is granted based on what is later determined to be an incorrect premise and that, had it been known at the time of the award, would have precluded the awarding of the incentive either in full or in part. The HRPC provides active oversight of the Company’s compensation plans, especially the specific awards granted to Executive Officers, and has engaged Stone Partners as their independent compensation consultant.

Role of Human Resources Programs Committee

The HRPC establishes, reviews, approves, and oversees all compensation and benefit policies, plans, and programs for the Company’s Named Executives (as defined in the “Summary Compensation Table”). The 2009-2010 HRPC consists of George Beatty, Jr., Chairman, Edward R. Bardgett, Anat Bird, and Raimundo Riojas E. The HRPC reviews and approves (i) a base salary structure that is designed to be competitive by targeting pay between the 45th and 65th percentile of market data based upon comparisons of salary levels for officers of banking organizations of similar size, (ii) a short-term cash incentive compensation program that strives to closely align compensation with individual contributions and the Company’s financial performance, and (iii) long-term, performance-based equity awards that are granted in phantom units, which vest in common stock, or incentive stock options, both of which award types create linkage between individual contribution and shareholder interests. In order to assist in this compensation review and approval process, the HRPC utilizes data from an independent compensation consultant, as well as other available resources including proxy data from publicly traded banking organizations.

Role of Consultants

The HRPC has retained Stone Partners, an independent compensation consultant who reports directly to the HRPC on an on-going basis, to assist the HRPC in the evaluation of executive compensation by providing market data, best practices information, and other consulting services. Stone Partners provides benchmark data related to base compensation, short-term incentives and long-term incentives for executive officers of banks of similar size and business focus in the U.S. market as identified by the HRPC. Stone Partners does not perform any compensation services directly for the management of the Company without the knowledge and consent of the HRPC, and such services did not exceed $120,000 in 2009. The Company retains Amalfi Consulting, LLC to review and provide recommendations on the Compensation Discussion and Analysis (CD&A) presented here, as well as to provide comparative data and recommendations on various compensation components and practices as requested by the Company. The information furnished to the Company by Amalfi Consulting, LLC is also provided to the HRPC.

Peer Group/Benchmarking

Each year the HRPC selects a peer group to benchmark Company performance and executive compensation. The average performance of each of the peer group banks will be tracked over the next three years and will provide the comparative benchmarking data to determine the level of vesting for the phantom shares awarded in the year that the peer group is selected. It is the intention of the HRPC that the peer group will remain constant during the three-year period although the HRPC has the authority to add or remove banks from the peer listing if necessary due to an acquisition or a substantial departure from the original peer group profile. The criteria that the HRPC considers in selecting the peer group include such things as: overall financial performance, status as a publicly traded US bank, asset size, similarity of business focus, market capitalization, and/or perception as a Texas marketplace competitor. The table below lists the peer banks selected by the HRPC in December 2008 and provides updated information on the current standing of each peer as of December 31, 2009 based upon average twelve-month data provided by SNL Financial LC:

Company Name	Ticker	EPS Growth (%)	ROAA(1) (%)	Total Assets ($000)	Market Capitalization ($M)	Geographic Market Competitor
		12/31/2009	12/31/2009	12/31/2009	12/31/2009
1st Source Corporation	SRCE	-42.3	0.57	4,542,100	372.5
BancFirst Corporation	BANF	-26.7	0.78	4,416,209	605.5
Chemical Financial Corporation	CHFC	-49.4	0.25	4,250,712	502.7
CoBiz Financial Inc.	COBZ	-6,060.0	-3.26	2,466,015	201.6
Columbia Banking System, Inc.	COLB	-226.7	-0.13	3,200,930	523.8
Cullen/Frost Bankers, Inc.	CFR	-14.3	1.14	16,288,000	3,104.0	X
CVB Financial Corp.	CVBF	-25.3	0.98	6,739,769	981.6
F.N.B. Corporation	FNB	-27.3	0.48	8,709,077	813.6
First Busey Corporation	BUSE	-640.6	-7.64	3,814,852	252.2
First Midwest Bancorp, Inc.	FMBI	-171.0	-0.32	7,710,672	950.9
Glacier Bancorp, Inc.	GBCI	-52.9	0.60	6,191,795	889.2
Hancock Holding Company	HBHC	10.2	1.05	8,697,083	1,498.7
IBERIABANK Corporation	IBKC	171.3	2.37	9,700,402	1,125.8
MB Financial, Inc.	MBFI	-306.8	-0.27	10,854,075	1,009.2
National Penn Bancshares, Inc.	NPBC	-959.5	-3.59	9,483,910	735.4
NBT Bancorp Inc.	NBTB	-15.0	0.96	5,464,026	714.2
Park National Corporation	PRK	396.9	1.05	7,040,329	818.3
Prosperity Bancshares, Inc.	PRSP	29.6	1.26	8,850,400	1,858.9	X
S&T Bancorp, Inc.	STBA	-96.9	0.19	4,170,475	494.4
Susquehanna Bancshares, Inc.	SUSQ	-105.3	0.09	13,689,262	690.9
Taylor Capital Group, Inc.	TAYC	70.1	-0.70	4,403,502	100.0
Texas Capital Bancshares, Inc.	TCBI	-36.8	0.45	5,698,904	616.5	X
United Bankshares, Inc.	UBSI	-22.5	0.85	7,805,101	1,053.4
United Community Banks, Inc.	UCBI	-192.6	-2.76	7,999,914	407.2
Western Alliance Bancorporation	WAL	62.3	-2.72	5,753,200	363.3
Mean		-353.4	-0.09	7,464,373	875.2
Median		-36.8	0.45	7,040,329	735.4

Sterling Bancshares, Inc.	SBIB	-153.8	-0.26	4,937,048	415.8

(1)	Return on Average Assets

The HRPC has not made a final election for the 2010 peer group.

In addition to peer group benchmarking, the HRPC has access to pertinent, recently published surveys from Watson Wyatt, Towers Perrin, Mercer LLC, and Amalfi Consulting and electronic compensation data from Salary.com.

Compensation Elements, Analysis and Results

The compensation program for the Company consists of various elements, including base salary, non-equity based compensation, equity-based compensation, benefits, and a severance plan. The HRPC believes that the various elements of the Company’s compensation program serve to support the overall program objectives of attracting, developing and retaining key employees in order to meet the Company’s strategic goals. The Company considers several factors in making decisions to materially increase or decrease compensation either at the individual level or at the organizational level. At the individual level, those items considered include:

•	employee performance;

•	changes in scope of responsibility;

•	changes in external market conditions; and

•	internal salary equity.

At the corporate level, the primary drivers of change in the compensation program include:

•	external market factors;

•	long-term strategic initiatives; and

•	overall Company performance.

The table below describes each element of the Company’s compensation program and its correlation to the Company’s compensation philosophy.

Compensation Element	Compete in the Market	Retain	Reward Short-Term Performance	Reward Long-Term Performance
Base Salary	X	X
Short-Term Incentive Plan	X		X
LTI(1) Performance-Based Phantom Share Awards	X	X		X
LTI(1) Incentive Stock Options	X	X		X
Other Compensation and Benefits Programs	X
Severance Plan	X	X

(1)	Long-Term Incentive Plan

Summary of 2009 Compensation Decisions

In 2009, the HRPC applied the compensation principles described above in determining the compensation of J. Downey Bridgwater, Zach L. Wasson, Sonny B. Lyles, James W. Goolsby, Jr., and Robert S. Smith (the “Named Executives”). The decisions made during the first half of 2009 reflected economic conditions in other parts of the country, but compensation decisions during the second half of 2009 were influenced by the slowing Texas economy.

In summary, the compensation decisions made during 2009 for the Named Executives were as follows:

•

For 2009, all five of the Named Executives were employed by the Company throughout the entire year. All five Named Executives received base salary adjustments effective April 1, 2009. The HRPC approved merit base salary adjustments averaging 1.75%.

•

For 2009, the Named Executives received cash incentive payments and bonuses averaging 4.12% of their base compensation. The Regional CEO of the Bank—West Houston Region was the only Named Executive to receive a cash incentive payment because of his region achieving established production metrics. The Company failed to achieve the ROA and EPS metrics established under the terms of the short term incentive program and none of the other Named Executives received any cash incentive award. However, the Chief Financial Officer and General Counsel each received special, spot $10,000 awards recommended by the Chief Executive Officer to recognize their extraordinary efforts in 2009. See discussion of “Annual Incentive Compensation Decisions” below. For the three Named Executive receiving an incentive payment or a bonus, the average was 8.62% of their base salaries.

•

For 2009, the Named Executives, including the Chief Executive Officer, received equity-based incentives under the terms of the 2007 Long-Term Incentive Stock Performance Program of a total of 105,000 units, divided into 52,500 performance-based phantom units that cliff-vest at the end of 2011 based upon the Company’s performance to the peer banks during the three-year period ending December 31, 2011, and 46,108 incentive stock options and 6,392 non-qualified stock options that time vest in equal increments over a three-year period. The exercise price of the stock options exceeded the market price at December 31, 2009. The value of the phantom stock units, if any, is based on the Company’s three-year performance as of December 31, 2011 compared to the defined peer group, and therefore cannot be determined until such date. Additionally, 10,750 performance-based phantom units awarded in 2007 cliff vested effective December 31, 2009.

•

For 2009, the Chief Executive Officer’s Employment Agreement effective January 1, 2007 (the “2007 Employment Agreement”) remained in effect. On December 29, 2009, Mr. Bridgwater executed an irrevocable waiver of his right to receive bonus shares for any of the 187,500 phantom stock units to which he may have been entitled effective December 31, 2009 under the 2007 Employment Agreement. See discussion of “Agreements, Employment Agreement—Chief Executive Officer” below.

Direct Compensation

Base Salary.    In order to attract and retain the caliber of highly skilled, qualified bankers that the Company believes is necessary for continued growth, the Company targets base salaries at between the 45th and 60th percentile of the Company’s peer group. Base salaries for all Named Executives were reviewed during 2009 and adjustments were approved by the HRPC. Salary adjustments, if any, for executive officers typically take place on April 1st of each year. For all executive officers, other than the Chief Executive Officer, the HRPC considered the assessments and recommendations of the Chief Executive Officer, the individual executive officer’s performance, the dates and percentages of last increases, market and benchmark comparisons, the Company’s annual performance, and the overall annual budget in approving base salary adjustments. The Chief Executive Officer’s annual base salary is determined by the Executive and Risk Management Committee of the Board based upon the Board’s written evaluation of the Chief Executive Officer’s performance, the overall performance of the Company, market and benchmark data, and the HRPC’s recommendation.

The Chief Executive Officer’s 2007 Employment Agreement provides for an annual review by the HRPC of Mr. Bridgwater’s base salary. Mr. Bridgwater’s 2009 base salary represents a 1.75% increase over the prior year’s salary of $600,000. This increase is consistent with the overall 2009 merit budget of 1.75%. On the basis of the HRPC’s review of market data, proxy information from the Company’s peer group, the evaluation of performance relative to peer, execution of the Company’s Strategic Plan and individual performance assessment, each of the Named Executives received a base salary adjustment at the merit budget target of 1.75% in 2009.

Base Salary Decisions.    All base salary adjustments for the Named Executive Officers were effective on the scheduled adjustment date of April 1st. The table below shows the base adjustments implemented in 2009:

Base Salary Adjustments

Name	2008 Base(1)	2009 Base(2)	Date of Increase	% Increase	Reason
J. Downey Bridgwater	$600,000	$610,500	4/1/09	1.75%	Merit
Zach L. Wasson	$350,000	$356,125	4/1/09	1.75%	Merit
Sonny B. Lyles(3)	$325,000	$330,688	4/1/09	1.75%	Merit
James W. Goolsby, Jr.	$275,000	$279,813	4/1/09	1.75%	Merit
Robert S. Smith	$220,010	$223,860	4/1/09	1.75%	Merit

(1)	As of 4/1/08

(2)	As of 4/1/09

(3)	Mr. Lyles retired from the Company on December 31, 2009.

Annual Incentive Compensation.    The Named Executives may earn an annual cash bonus based upon overall Company performance meeting or exceeding predetermined metrics approved by the HRPC, and the performance evaluation of the individual executive officer’s contribution. For executive officers with primary responsibility for production, such as the Regional CEO of the Bank—West Houston Region, 20% of their annual bonus potential is determined by the evaluation of overall company performance. The remaining 80% of the production executive’s bonus potential is payable in quarterly incentive payments, which are earned based upon the achievement of pre-determined, measurable “key performance metrics” (KPMs), which link to performance goals for the specific production group. While production executives have a target bonus (see Annual Incentive Opportunity Levels as a Percent of Base Salary—Robert S. Smith), they must achieve a predetermined threshold level of performance, or there is no payout and to the extent that they exceed target, there is no cap on their bonus potential.

The HRPC annually reviews survey data to determine an appropriate target bonus as a percentage of base salary for each executive officer. Additionally, the HRPC annually evaluates and approves the performance metrics for the overall Company and for specific production groups using the Board approved Company budget as a tool. For 2007-2009, the Company’s Board approved goals for overall Company performance consisted of a return on assets (ROA) target and an earnings per share (EPS) target.

Annual Incentive Compensation Performance Metrics for the Company

	Performance Targets
Plan Year	Return on Assets (ROA)	Earnings Per Share (EPS)
2009	0.98%	$0.58
2008	1.20%	$0.77
2007	1.20%	$0.71

These performance metrics were selected after careful evaluation of the Company’s strategic plan and after an assessment of those items that the HRPC believed were most important to the shareholders. The Company’s achievement of performance metrics relative to the annual approved budget in terms of both return on assets and earnings per share provide both a growth metric and an efficiency metric, which closely align non-equity incentive compensation for executive officers with shareholder interests. The performance measures for 2009 were approved by the Board in January of 2009 when the budget was approved and were considered as aggressive and requiring a substantial effort on the part of the Named Executives because of the market, the uncertainty in the national economy, and the challenges in growing organically and through acquisition while improving the Company’s operating efficiency.

Under the terms of the non-equity based incentive program, the Named Executive’s base salary is multiplied by the target bonus percentage. The Company’s performance on ROA and EPS is then compared to the HRPC-approved performance chart below, as is the annual evaluation of the executive officer. The points related to achievement in each of the three areas are accumulated and converted into a percentage of bonus payout by which the calculated target bonus is adjusted.

Annual Incentive Opportunity Levels as a Percent of Base Salary(1)

Name	Position	Threshold	Target	Max
J. Downey Bridgwater	Chairman, President & Chief Executive Officer	15%	60%	120%
Zach L. Wasson	Executive Vice President and Chief Financial Officer	13%	50%	88%
Sonny B. Lyles	Executive Vice President and Chief Risk Officer	13%	50%	88%
James W. Goolsby, Jr.	Executive Vice President and General Counsel	11%	45%	79%
Robert S. Smith	Regional CEO of the Bank—West Houston Region	0%	40%	Unlimited

(1)	For all positions, external resources used were Watson/Wyatt—Top Management Survey, Towers Perrin—Financial Services Executive Survey, Amalfi Consulting—Commercial Lending Survey, and Salary.com.

Annual Incentive Plan Performance Measures for 2009

Return on Assets
Goal Level	Performance	Points Awarded
Threshold	0.908% to less than 0.979%	1
Target	0.979% to less than 1051%	2
Max	1.051% and above	3

Earnings Per Share
Goal Level	Performance	Points Awarded
Threshold	$0.525 to less than $0.575	1
Target	$0.575 to less than $0.625	2
Max	$0.625 and above	3

Annual Job Performance Evaluation
Goal Level	Performance (on rating system of 0-5)	Points Awarded
Threshold	Acceptable (3.25 to less than 4.00)	1
Target	Meets Expectations (4.00 to less than 4.75)	2
Max	Above Expectations (4.75 and above)	3

How Points Earned For the Year Tie to Incentive Payouts

Total Points Earned for All Three Measures	Bonus Payout Result
Less than 3 points	No Payout
3 points (Threshold)	25% of Target
4 points	50% of Target
5 points	75% of Target
6 points (Target)	Target Bonus Paid
7 points	125% of Target
8 points	150% of Target
9 points for Non-CEOs (Max)	175% of Target
9 points for CEO (Max)	200% of Target

For the Regional CEO of the Bank—West Houston Region, the potential annual incentive is determined by two components. The overall Company performance, measured as described above, accounts for 20% of the potential bonus, and the remaining 80% of his bonus potential is determined based upon the West Houston Region’s achievement of weighted key performance metric goals. For 2009, the weighted key performance metric goals were: (i) growth in average core deposits over the previous end-of-year baseline (60%), (ii) growth in average loan balances, excluding non-owner occupied commercial real estate, over the previous end-of-year baseline (25%), (iii) achievement of stated target for deposit fees (10%) and (iv) achievement of stated target for loan fees (5%). The Regional CEO of the Bank—West Houston Region has asset quality modifiers which can reduce or eliminate any incentive compensation that might be earned under the plan.

Annual Incentive Compensation Decisions.    For 2009, the Named Executives’ incentive bonuses, with the exception of the Regional CEO of the Bank—West Houston Region, were designed to be determined by the Company’s level of achievement in the areas of: (i) return on assets, and (ii) earnings per share, together with the Chief Executive Officer’s evaluation of their individual performance. The Chief Executive Officer’s incentive bonus was designed to be determined by the same performance metrics, but the performance evaluation was completed by the Board. In 2009, the Company did not achieve a return on assets of 0.98% or earnings per share of $0.58. There were no incentive bonuses paid to any of the Named Executives with the exception of the Regional CEO of the Bank—West Houston Region. The Regional CEO of the Bank—West Houston Region was awarded an incentive bonus of $54,149 for achieving established goals on his key performance metrics. Based upon the Chief Executive Officer’s assessment of personal/individual contribution, the HRPC awarded two of the Named Executives, the Chief Financial Officer and the General Counsel, special, spot cash bonuses of $10,000 each.

The tables below show the Company’s actual performance to the stated performance targets and all 2009 annual incentive/bonus payments, or any other type cash bonus guarantee or program awarded to the Named Executives for the 2009 calendar year.

Performance Results for the Company-Wide Goals

	Performance Targets		Actual Results		Total Points Earned
Plan Year	Return on Assets (ROA)	Earnings Per Share (EPS)	Return on Assets (ROA)	Earnings Per Share (EPS)
2009	0.98%	$0.58	(0.26)%	$(0.28)	0
2008	1.20%	$0.77	0.80%	$0.52	0
2007	1.20%	$0.71	1.22%	$0.72	5

Payout Results of the 2009 Annual Incentive Plan/Bonuses

	Payouts as a Percent of Base Salary		Paid Incentive ($)	Paid Bonus ($)
Name	Target Payout	Actual Payout
J. Downey Bridgwater	60%	—	—	—
Zach L. Wasson	50%	2.81%	—	$10,000
Sonny B. Lyles	50%	—	—	—
James W. Goolsby, Jr.	45%	3.57%	—	$10,000
Robert S. Smith	40%	24.19%	$54,149	—

Long-Term Incentive Compensation.    Under the terms of the 2007 Long-Term Incentive (LTI) Stock Performance Program (the “Program”) effective September 1, 2007, each executive officer position and the position of Chief Executive Officer, is eligible for a specific, progressive target award established in relationship to the external market, internal equity, and affordability. The HRPC has the discretion to increase or decrease award amounts. All stock awards at the executive Program level are comprised of 50% performance-based phantom stock units and 50% incentive stock options. Some awards may include non-qualified options if necessary to comply with IRC section 422(d). All of the stock available for award in this Program is part of the shareholder-approved 2003 Stock Incentive and Compensation Plan.

The achievement metrics for the performance-based phantom stock units are average return on assets and average earnings per share growth over a three-year performance vesting period relative to the peer group of financial institutions described in the “Peer Group Benchmarking” above. The three-year performance vesting period is measured in calendar years, with the first year of the performance vesting period being the year in which the award is granted. The three-year performance metrics and the peer group designation are subject to annual approval by the HRPC. Performance results are scaled so that recipients will receive:

•	no award if minimally acceptable results are not achieved;

•	a partial award in the event that minimally acceptable results, but not desired results are achieved;

•	a full award if the desired results are achieved; or

•	an enhanced award in the event that better than the desired results are achieved.

The phantom stock portion of the award cliff vests at the end of the three-year period, but only to the extent that average comparative performance metrics at the end of that three-year period have been achieved. Prior to vesting, phantom shares are not entitled to dividends or voting rights. At the time of vesting, one phantom stock unit yields one share of Company common stock. The table below illustrates the vesting potential for the performance-based phantom units based upon the Company’s combined performance metrics relative to the designated peer group over a three-year period:

Sterling Bancshares, Inc.

Performance Based Phantom Stock Units (“PSU”) Vesting Table

Return on Assets Sterling Bank Performance Vs. PEERS		Earnings per Share Growth Sterling Bank Performance Vs. PEERS		Percent of award based on performance results
Percentile Rank	Percent of PSU Vested	Percentile Rank	Percent of PSU Vested
0-29.99%tile	0%	0-29.99%tile	0%	0%
30-34.99%tile	10%	30-34.99%tile	10%	20%
35-39.99%tile	25%	35-39.99%tile	25%	50%
40-49.99%tile	40%	40-49.99%tile	40%	80%
50-64.99%tile	50%	50-64.99%tile	50%	100%
65-74.99%tile	75%	65-74.99%tile	75%	150%
75%tile or higher	100%	75%tile or higher	100%	200%

The incentive stock options are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, or any successor section of the Code, so as to entitle the recipient to favorable tax treatment. The incentive stock options time vest in equal increments over a three-year period and vest independently from the performance-based phantom stock units. Vested, but unexercised options expire 10 years after the date of the grant, or thirty-days following termination of the recipient’s employment. Each new award is treated separately for vesting purposes.

The value or lack of value realized from at-risk awards granted in prior years is not taken into account by the HRPC in the process of setting compensation for the current year. The HRPC believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to recover from below-target performance in prior years or decreased to account for above-target performance in prior years, the HRPC would be diluting or eliminating the link between performance and reward. Recipients would have little incentive to improve performance if it resulted in decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. Additionally, the value realized from equity-based awards granted in prior periods depends in large measure on when the recipient decides to realize that value by exercising options or by selling vested shares of stock. The HRPC does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

Long-Term Incentive Compensation Decisions.    In 2009, the Company granted a total of 105,000 stock awards to the five Named Executives pursuant to the 2007 Long-Term Incentive (LTI) Program. These awards were divided among 46,108 incentive stock options, 6,392 non-qualified stock options and 52,500 phantom units, which vest over a three-year period. The vesting schedule for the phantom units is based upon the scaled comparative performance metrics for return on assets and earnings per share growth at the conclusion of the three-year period ending December 31, 2011, and yields shares of the Company’s common stock upon vesting. The incentive stock options and non-qualified stock options that were awarded will time vest in equal increments over a three-year period. There were no immediate vesting grants awarded to the Named Executive Officers in 2009.

Name	2009 Total LTI Award	Performance- Based Phantom Stock Units	Immediate Vesting Grant	Time-Vesting Incentive Stock Options	Non-Qualified Stock Options
J. Downey Bridgwater	40,000	20,000	—	13,608	6,392
Zach L. Wasson	15,000	7,500	—	7,500	—
Sonny B. Lyles	15,000	7,500	—	7,500	—
James W. Goolsby, Jr.	15,000	7,500	—	7,500	—
Robert S. Smith	20,000	10,000	—	10,000	—

In 2007, the Named Executives were awarded 26,000 phantom stock units with a vesting schedule based upon the scaled comparative performance metrics for return on assets and earnings per share growth at the conclusion of the three-year period ending December 31, 2009.

Performance Results for 2007 Grant of Performance Based Phantom Stock Units (“PSU”)

	Average Percentile Rank vs. Peers		Percent of PSU Vested		Total Percentage of Award Vested
Performance Period	Return on Assets (ROA)	Earnings Per Share Growth (EPS)	Return on Assets (ROA)	Earnings Per Share Growth (EPS)
2007-2009	46.60%tile	33.90%tile	40%	10%	50%

Vesting Results of the 2007 Performance Based Phantom Stock Units

Name	Position	Target Award	Actual Award		Value of Actual Vested Award ($)
J. Downey Bridgwater	Chairman, President & Chief Executive Officer	12,500	6,250		$32,187
Zach L. Wasson	Executive Vice President and Chief Financial Officer	4,500	2,250		$11,587
Sonny B. Lyles	Executive Vice President, Chief Risk Officer	4,500	—	(1)	—
James W. Goolsby, Jr.	Executive Vice President and General Counsel	2,500	1,250		$6,437
Robert S. Smith	Regional CEO of the Bank—West Houston Region	2,000	1,000		$5,150

(1)	Mr. Lyles retired from the Company on December 31, 2009, and under the terms of the plan, any departure prior to the actual settlement date results in the phantom stock units being forfeited without payment.

Total Direct Compensation.    For 2009, performance-based pay levels equaled an average amount equivalent to 43.88% of the annual base compensation of the Named Executives. For purposes of this calculation, performance-based pay is defined as incentive cash bonuses, both earned and guaranteed, and equity awards granted during 2009, both immediate grants, if any, and vesting grants.

Indirect Compensation

Various employee benefits assist the Company in attracting and retaining employees in a competitive labor market. The HRPC reviews benefit plans annually. The HRPC may recommend that the Company implement certain changes to existing plans or adopt new benefits. The HRPC strives to meet the market median with respect to the Company’s benefits and limits the number of “special” executive programs.

Health and Welfare Benefits.    The Company offers a standard range of health and welfare benefits to all employees including executive officers. The benefits include: medical, prescription drug, vision and dental coverages, life insurance, accidental death and dismemberment, business travel and accident, long-term disability insurance, flexible spending accounts, health savings accounts and various voluntary programs including long-term care insurance. Executive officers participate in these employee benefit plans on the same terms as similarly situated, non-executive employees.

Employee Savings Plan.    The Company believes that creating an opportunity for financial security during retirement is an important component in employee engagement and retention. To that end, the Company’s Named Executives participate in the Company-wide Employee Savings Plan (the “Savings Plan”). For 2009, this Savings Plan consisted of a 401(k) plan that allows employees to defer up to 25% of their eligible income, and the Company matches the employee contribution dollar-for-dollar for the first 5% of eligible compensation that an employee may elect to contribute to the Savings Plan. The Company’s matching contribution is made each payroll period and is invested in shares of the Company’s common stock. All of the Named Executives, including the Chief Executive Officer, are eligible to participate on the same basis as any other employee in the 401(k) employer match component of the Savings Plan. Regulatory restrictions and plan terms are equitably applied to all plan participants. The amounts contributed to the Savings Plan on behalf of the Named Executives are nominal when evaluated as a percentage of base salary. The contributions are listed in the All Other Compensation—Supplemental Table following the Summary Compensation Table below.

Deferred Compensation Plan.    Consistent with the Company’s desire to provide additional retirement savings opportunities for our key employees, in 1996 the Company adopted the Sterling Bancshares, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is a Non-Qualified Plan that enables eligible participants, including our Named Executives, to make an election, prior to the beginning of each calendar year, to defer from 5% up to 90% of their base salary/commissions, annual bonus, and/or special bonus awards, if any. While a participant is 100% vested in all deferrals, the deferrals are treated as unsecured liabilities of the Company.

The Deferred Compensation Plan was amended October 1, 2007, so that deferred amounts are indexed to one or more hypothetical or “deemed” investments individually chosen by the participant from the hypothetical investment funds under the Plan, which, with the exception of targeted retirement funds, mirror the investment options under the Company’s 401(k) plan. No contributions were made to the Deferred Compensation Plan on behalf of the Named Executives in 2009, and the plan was amended to comply with the requirements of Section 409A of the Internal Revenue Code. Effective October 1, 2009, the Deferred Compensation Plan was amended to permit deferrals of eligible cash bonuses of $10,000 or greater.

Stock Purchase Plan.    The 2004 Employee Stock Purchase Plan allows all employees who are employed for 20 hours or more per week and meet the minimum length-of-service requirements of three months, including our Named Executives, to participate in a stock purchase program by authorizing the Company to withhold a fixed dollar amount from each payroll to purchase common stock at a 10% discounted price. The Employee Stock Purchase Plan is subscribed through payroll deductions which may not exceed 10% of the eligible employee’s compensation. The purchase price for shares available under the Purchase Plan is 90% of the lower of the fair market value on either the first or last day of each quarter.

Severance and Non-Competition Agreements.    Severance and non-competition agreements exist with four of the five Named Executives including: Mr. Wasson, effective December 4, 2006; Mr. Lyles, effective May 2, 2005; Mr. Goolsby effective June 1, 2004; and Mr. Smith, effective January 1, 2005. Pursuant to their respective agreements and in consideration of the covenants contained in each agreement, Mr. Wasson was granted 7,500 shares of the Company’s common stock, effective January 1, 2007, with a tax equalization bonus to cover his tax obligation on the shares and a $50,000 execution bonus. Mr. Lyles was granted 12,000 common shares, 4,500 of which vested immediately and 7,500 of which vested over a four-year period, and a $75,000 execution bonus; Mr. Goolsby was granted 3,000 common shares; and Mr. Smith was granted 2,000 common shares with a $10,000 execution bonus. For a discussion of the severance and non-competition provisions in Mr. Bridgwater’s employment agreement through December 31, 2009, see page 39 under the heading “Employment Agreement—Chief Executive Officer.”

In general, the Severance and Non-Compete Agreement prohibits the Named Executive from working for a competitor within a defined territory for a period of twelve months after leaving the employment of the Company, prohibits the solicitation of customers and/or employees from the Company, and binds the Named Executive to protect the Company’s confidential information. These agreements provide for the following severance payments and benefits upon a termination of employment under the circumstances described below: (i) two years’ base pay payable in equal installments in accordance with the Company’s regular pay period; (ii) an annual bonus for two years in an amount equal to the highest annual bonus paid to the respective Named Executive during the three years preceding termination or change in control (as defined in the agreement); (iii) continued eligibility for Company perquisites, welfare and life insurance benefit plans, to the extent permitted, and in the event participation is not permitted, payment of the costs of such welfare benefits for a period of two years following termination of employment; (iv) payment of up to $20,000 in job placement fees; and; (v) to the extent permitted by law or the applicable plan, accelerated vesting and termination of all forfeiture provisions under all benefit plans, options, stock grants or other similar awards.

To become eligible for such severance benefits, either (i) the Company must terminate the Named Executive’s employment prior to any change in control for any reason other than cause, disability (as such terms are defined in the agreement) or death; or (ii) following a change in control, either the Company (or its successor) for any reason other than cause, disability or death, or the Named Executive for good reason (as defined in the agreement), must terminate the Named Executive’s employment within two years of the change in control, or the Company (or its successor) otherwise terminates the Named Executive’s employment after such two year period for any reason other than cause, disability or death.

Mr. Lyles retired from the Company effective December 31, 2009, and Mr. Bridgwater assumed the role of Chief Risk Officer. Mr. Lyles and the Company executed a Separation and Release Agreement in connection with Mr. Lyles’ departure from the Company that, among other things, releases Mr. Lyles from certain provisions contained in his Severance and Non-Competition Agreement, including (i) the prohibition on owning or acquiring an equity interest in any competitor with $10 billion or less in assets conducting business in Harris County, Texas, or any of its contiguous counties (the “Territory”), and (ii) the prohibition on working for a competitor within the Territory. The execution of this new Agreement and Mr. Lyles’s departure from the Company did not result in the payment of any additional compensation to Mr. Lyles by the Company.

See the Severance Benefits Table under “Potential Payments Upon Termination or Change in Control” below for the value associated with the severance arrangements of the Named Executives. All of these Severance and Non-Competition Agreements were amended in 2008 to fully comply with Section 409A of the Internal Revenue Code.

Perquisites and other Personal Benefits.    In order to attract and retain key officers, the HRPC approves certain perquisites for those officers whose job duties or positions justify a business need for such items. Perquisites for certain executive officers include monthly club membership dues, annual physical exams, and relocation expenses when warranted. In developing our guidelines for the administration of these various programs, the Company evaluates its internal practices in relation to those of other financial institutions. Additionally, the Company looks at the job requirements of various positions and the anticipated business use of such perquisites. See “Summary Compensation Table” for values associated with these perquisites and other personal benefits for the Named Executives.

Bank-owned vehicles or fixed mileage allowance.    At one time, all of the Named Executives received either a bank-owned vehicle or a fixed mileage allowance. Over the next two years, this practice will be phased out for all positions except the Chairman, CEO and President position(s). The direct or imputed income associated with this benefit is nominal when evaluated as a percentage of the Named Executive’s base salary. The income associated with this perquisite is listed in the All Other Compensation—Supplemental Table following the Summary Compensation Table below.

Relocation.    No relocation expense was incurred for any of the Named Executives during 2009.

Club Memberships.    All of the Named Executives are eligible to receive reimbursement of monthly club membership dues to a social club suitable for entertaining customers and prospects. The costs associated with this perquisite are nominal when evaluated as a percentage of base salary. See the All Other Compensation—Supplemental Table following the Summary Compensation Table below.

Executive Compensation Policies

Equity Ownership Guidelines.    Because the Company believes that it is vitally important to ensure that key officers and directors have a personal wealth interest in the performance of the Company, the HRPC developed equity ownership guidelines for the executive team and worked with the Corporate Governance and Nominating Committee to develop equity ownership guidelines for directors as well. These equity ownership guidelines received approval from the Board at its January 2007 meeting. The guidelines were revised effective July 1, 2009 (i) to increase the time allowed for meeting the equity ownership guidelines for key officers from five years to seven years, (ii) to include unvested phantom grants and vested stock options to be included in the calculation, (iii) to fix the stock price used for the calculation as the most recent three-year average as recorded by NASDQ; and (iv) to provide that, if a key officer or director should fail to obtain the required equity holdings within the prescribed time period, future incentive payments for the key officer, or Board fees for the director, would be paid in stock less the required tax withholdings.

Equity ownership guidelines require that executive team members own Sterling Bancshares common stock as a multiple of base salary. Executive team members now have seven years from their date of hire, date of promotion, or from the Board approval of these guidelines (January 2007), whichever occurs later, in which to achieve the required equity ownership. For purposes of determining stock ownership, unvested phantom grants (at target grant levels) and vested stock options are included, as are shares held in the Employee Savings Plan, the Deferred Compensation Plan, and the Employee Stock Purchase Plan. Ownership requirements as a multiple of base salary are as follows:

•	J. Downey Bridgwater—Five times base salary

•	All Other Named Executives—Three times base salary

At this time, none of the Named Executives meet the equity ownership guidelines; however, each has time in which to obtain the required holdings. The following table shows the equity ownership of the Named Executive Officers as of December 31, 2009.

Company Equity Ownership

Name	Position	2009 (# of shares)	Date for Completion of Equity Ownership
J. Downey Bridgwater	Chairman, President & Chief Executive Officer	197,267	1/2014
Zach L. Wasson	Executive Vice President and Chief Financial Officer	58,776	1/2014
Sonny B. Lyles	Executive Vice President and Chief Risk Officer	56,037	1/2014
James W. Goolsby, Jr.	Executive Vice President and General Counsel	69,675	1/2014
Robert S. Smith.	Regional CEO of the Bank—West Houston Region	40,370	1/2017	(1)

(1)	Robert S. Smith was named Executive Vice President and Chief Credit Officer effective January 1, 2010.

Equity ownership guidelines require that non-employee directors own the Company’s common stock valued at a minimum of $100,000. Non-employee directors have three years from the date of their election to the Board or three years from the approval of these guidelines (January 2007), whichever occurs later, in which to achieve the required equity ownership.

The HRPC reviews individual compliance with the established equity ownership guidelines annually.

Securities Trading Policy.    The Board has adopted an Insider Trading and Confidentiality Policy. The provisions of this policy expressly prohibit directors, officers or other employees from trading, either directly or indirectly, after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Bank plans, as well as other transactions which may be prohibited, such as: short- term trading, short sales, publicly trading in options, hedging transactions, margin purchases, and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions, and certain reporting requirements applicable to directors, officers and designated key employees. The Company’s General Counsel or the Chief Financial Officer offers direction to employees on compliance with this policy. The policy requires all senior officers, including all Named Executives, to provide annual, written certification of their understanding and intent to comply with the policy.

Recoupment of Equity Awards Policy.    The Long Term Incentive Plan of 2007 provides that in the event stock is awarded in conjunction with the evaluation of the Company’s performance and the Company subsequently has to file a formal restatement with the SEC, and as a result of the restatement, it is determined that some portion of the stock award was excessive due to a change in actual performance metrics, the Company is entitled to recoup the excess equity award.

Policy on the Re-pricing of Stock Options.    Stock Options are granted at the fair market value on the date of the grant and are not subject to re-pricing.

Policy on Timing Stock Award.    The timing of stock awards under an established plan must be consistent with program guidelines. In almost every instance, the HRPC will approve any stock award prior to the granting of such an award. Stock option awards must be approved by the HRPC and should always be dated subsequent to the HRPC approval date.

Policy on Hedging the Economic Risks of Equity Ownership.    The Insider Trading and Confidentiality Policy prohibits hedging the economic risks of equity ownership for the executive team and the directors of the Company and the Company does not engage in this practice.

Recoupment of Incentives Policy.    The Company’s Short-Term Incentive Plan for Key Officers provides that in the event a Key Officer receives payment of performance-based cash bonuses and the Company subsequently has to file a formal restatement with the SEC, and as a result of the restatement, it is determined that some portion of performance-based cash awards should not have been paid due to a change in actual performance metrics, the Company is entitled to recoup the excess cash awards.

Policy on Deductibility of Compensation Over $1 Million.    Unless compensation is performance based, Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. While the HRPC cannot predict with certainty how the Company’s executive compensation might be affected in the future by Section 162(m) or applicable tax regulations issued, the HRPC would like to preserve the tax deductibility of all executive compensation while maintaining the Company’s executive compensation program as described in this

Compensation Discussion and Analysis. However, the HRPC realizes that executive compensation must remain competitive and aligned with shareholder interests, which may result in the Company providing compensation to the Named Executives that is not always deductible. HRPC contends that retaining the right leadership is of greater shareholder value than achieving 100% deductibility of all executive compensation at all times.

Policies on the Impact of Accounting/Tax Treatments on any Elements of Compensation.    The Company’s stock-based compensation policy applies to all forms of stock-based compensation including stock options, restricted stock units, shares acquired under the Employee Stock Purchase Plan and performance based phantom units. All stock-based compensation is accounted for under the fair-value method as required by generally accepted accounting principles in the United States. The expense associated with stock based compensation is recognized over the vesting period of each individual arrangement.

The fair value of each stock option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model. The fair value of restricted stock and phantom stock units is based on the fair value at the date of grant. The fair value of each performance based share unit is estimated based on probable outcomes of the performance conditions.

Compensation expense associated with the Employee Stock Purchase Plan is determined using a Black-Scholes-Merton option pricing formula.

Termination of Participation in the Capital Purchase Program.    On December 12, 2008, the Company elected to accept $125,198,000 of capital made available under the Capital Purchase Program (“CPP”) of the federal government’s Troubled Asset Relief Program (“TARP”). On May 5, 2009, the Company repaid the U.S. Department of the Treasury a total of $126,589,089, which included the original TARP investment amount of $125,198,000 plus accrued and unpaid dividends of $1,391,089. The warrant to purchase 2,615,557 shares of the Company’s common stock for a price of $7.18 per share that the Company issued to the U.S. Department of the Treasury as part of the CPP remains outstanding. The Company repaid the TARP funds due to the Company’s strong capital position and subsequent successful capital raise.

Agreements

Employment Agreement—Chief Executive Officer

The Employment Agreement of the Chairman, President and Chief Executive Officer of the Company, J. Downey Bridgwater, which was entered into effective January 1, 2007, terminated effective December 31, 2009. It is the Board’s intention to place Mr. Bridgwater under contract during 2010. It was at Mr. Bridgwater’s request that the Board did not pursue the execution of the new employment contract to be effective January 1, 2010.

The 2007 Employment Agreement reaffirmed the granting of the 187,500 phantom stock units awarded Mr. Bridgwater under the terms of his previous employment agreement. However, while the date (December 31, 2009) for these phantom stock units to vest remained unchanged, the performance period was shortened to three years as a result of the restatement of Mr. Bridgwater’s employment agreement, and the phantom stock units would have vested based on the Company’s performance compared to its peer group for the period from January 1, 2007, through December 31, 2009. The metrics used were the same as those used under the Company’s Long Term Incentive (LTI) Stock Performance Program (discussed in the analysis of the Compensation Elements, specifically the “Long-Term Incentive Compensation” section above). Under the agreement, the Company would have issued one bonus share (common stock share) under the 2003 Stock Incentive and Compensation Plan for each vested phantom stock unit. On December 29, 2009, Mr. Bridgwater executed an irrevocable waiver of his right to receive bonus shares for any of the 187,500 phantom stock units to which he may be entitled under the 2007 Employment Agreement. Had Mr. Bridgwater not waived his right to take receipt of the earned shares as of December 31, 2009, he would have been entitled to 93,750 common shares or 50% of the original grant of 187,500 phantom units based upon the Company’s performance over the three year period relative to our peer group. The value of these 93,750 common shares as of the December 31, 2009 closing price was $480,937.

Report of the Human Resources Programs Committee

The Human Resources Programs Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Meeting.

The Human Resources Programs Committee certifies that it has reviewed with the Committee’s independent compensation consultant the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

Submitted by the Human Resources Programs Committee of the Company’s Board of Directors.

Human Resources Programs Committee:
George Beatty, Jr., Chairman
Edward R. Bardgett
Anat Bird
Raimundo Riojas Encinas

Summary Compensation Table

The following table sets forth the compensation of (i) the Chief Executive Officer of the Company, (ii) the Chief Financial Officer of the Company, and (iii) the other three most highly compensated executive officers of the Company who were serving as executive officers at the end of 2009 (collectively, the “Named Executives”) for the year ended December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(5)		Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)		Total ($)
J. Downey Bridgwater	2009	$607,874	—		$142,000		$30,150	—	$28,243		$808,267
Chairman, President and Chief Executive Officer	2008	$581,250	—		$149,850		$42,426	—	$38,916		$812,442
	2007	$512,500	—		$2,251,126	(1)	$29,228	$472,500	$204,689		$3,470,043

Zach L. Wasson	2009	$354,593	$10,000		$53,250		$16,617	—	$24,664		$459,124
Executive Vice President and Chief Financial Officer	2008	$337,489	—		$59,940		$16,970	$43,750	$59,180	(2)	$517,329
	2007	$300,000	$25,000	(3)	$246,645		$14,835	$225,000	$216,389		$1,027,869

Sonny B. Lyles	2009	$329,266	—		$53,250		$16,617	—	$17,475		$416,608
Executive Vice President and Chief Risk Officer	2008	$318,750	—		$59,940		$16,970	—	$35,155		$430,815
	2007	$300,000	—		$109,935		$14,835	$225,000	$34,703		$684,473

James W. Goolsby, Jr	2009	$278,609	$10,000		$53,250		$16,617	—	$24,548		$383,024
Executive Vice President and General Counsel	2008	$271,249	—		$79,920		$22,627	$30,937	$37,111		$441,844
	2007	$251,666	$35,000	(4)	$87,115		$8,242	$169,875	$42,510		$594,408

Robert S. Smith	2009	$222,897	—		$71,000		$22,156	$54,149	$16,479		$386,681
Regional CEO of the Bank—West Houston Region	2008	$220,009	$5,000		$34,965		$9,899	$57,561	$25,705		$353,139
	2007	$214,999	$10,000		$60,270		$6,593	$11,209	$35,487		$338,558

(1)	This amount includes the 187,500 phantom stock units awarded Mr. Bridgwater under the terms of his 2007 Employment Agreement, 50% of which would have vested on December 31, 2009 based upon the Company’s performance to its peer group over the three-year period.

On December 29, 2009, Mr. Bridgwater irrevocably waived his rights to these stock units and received no shares, as discussed in further detail on page 39 under the heading “Employment Agreement—Chief Executive Officer.”

(2)	Mr. Wasson received a payment of $30,000 to reimburse him for the costs associated with his social club membership. This reimbursement of the club membership application fee was part of Mr. Wasson’s original employment offer.

(3)	Mr. Wasson received a bonus to offset housing cost differences between Houston, Texas, and Jackson, Mississippi.

(4)	Mr. Goolsby received a bonus for the successful resolution of all residual claims associated with the sale of the Company’s mortgage subsidiary in 2003.

(5)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”), based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of the grant date fair value are included in footnote 15 of the Company’s audited financial statements for the fiscal years ended December 31, 2007, 2008, and 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 29, 2008, March 13, 2009, and February 23, 2010, respectively. The maximum value of such awards at the grant date assuming the highest level of performance would be achieved is as follows: Mr. Bridgwater—$284,000 (2009), $299,700 (2008), $4,502,250 (2007); Mr. Wasson—$106,500 (2009), $119,880 (2008), $297,990 (2007); Mr. Lyles—$106,500 (2009), $119,880 (2008), $161,280 (2007); Mr. Goolsby—$106,500 (2009), $159,840 (2008), $115,640 (2007); and Mr. Smith—$142,000 (2009), $69,930 (2008), $83,090 (2007).

(6)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2007, 2008 and 2009 are included in footnote 15 to the Company’s audited financial statements for the fiscal years ended December 31, 2007, 2008 and 2009 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008, March 13, 2009, and February 23, 2010, respectively.

(7)	The amounts in this column reflect the cash awards to the Named Executives under the short-term incentive program, which is discussed in further detail on pages 30-32 under the heading “Annual Incentive Compensation”.

(8)	This column indicates amounts for various benefits and perquisites provided to the Named Executives as shown in the following supplemental table:

All Other Compensation—Supplemental Table

Name	Year	Car Allowance/ Company Auto	Club Member- ship	401(k) Match/ 401(k) Forfeitures	Profit Sharing/ Profit Sharing Forfeitures(5)	Relocation Expenses		Temp- orary Housing		Tax Gross-ups		Dividend Check	Total Other Compensation
J. Downey Bridgwater	2009	$1,552	$13,588	$13,103	—	—		—		—		—	$28,243
	2008	$671	$17,490	$6,900	$13,855	—		—		—		—	$38,916
	2007	$1,114	$14,886	$6,750	$13,553	—		—		$168,386	(1)	—	$204,689

Zach L. Wasson	2009	$5,678	$5,488	$13,499	—	—		—		—		—	$24,664
	2008	$5,470	$32,955	$6,900	$13,855	—		—		—		—	$59,180
	2007	$8,211	—	$6,750	$13,553	$85,283	(2)	$2,548	(2)	$100,044	(3)	—	$216,389

Sonny B. Lyles	2009	$3,600	—	$13,875	—	—		—		—		—	$17,475
	2008	$14,400	—	$6,900	$13,855	—		—		—		—	$35,155
	2007	$14,400	—	$6,750	$13,553	—		—		—		—	$34,703

James W. Goolsby, Jr.	2009	$2,694	$8,665	$13,189	—	—		—		—		—	$24,548
	2008	$9,604	$6,752	$6,900	$13,855	—		—		—		—	$37,111
	2007	$14,400	$7,807	$6,750	$13,553	—		—		—		—	$42,510

Robert S. Smith	2009	$1,034	$3,785	$11,661	—	—		—		—		—	$16,479
	2008	$1,858	$4,008	$7,744	$12,095	—		—		—		—	$25,705
	2007	$1,829	$3,663	$8,106	$8,900	—		—		$12,989	(4)	—	$35,487

(1)	In 2007, the Company paid Mr. Bridgwater a one-time tax equalization bonus of $168,386 to cover any federal and state tax liability associated with the exercise of 88,241 options to purchase shares of the Company’s common stock.

(2)	Mr. Wasson joined the Company on December 4, 2006.

(3)	In 2007, the Company paid Mr. Wasson a one-time tax equalization bonus of $100,044 to cover any federal and state tax liability associated with his relocation expenses and new hire stock grant.

(4)	In 2007, the Company paid Mr. Smith a one-time tax equalization bonus of $12,989 to cover any federal and state tax liability associated with the exercise of 1,000 options to purchase shares of the Company’s common stock.

(5)	In 2009, the Company discontinued a profit-sharing component for the Employee Savings Plan and increased the 401(k) match from $0.50 per $1.00 on the first 6% of eligible compensation an employee elects to contribute to a $1.00 for $1.00 match on the first 5% of eligible compensation an employee elects to contribute to the Plan.

Grants of Plan-Based Awards

Effective September 1, 2007, the Company adopted the 2007 Long-Term Incentive (LTI) Stock Performance Program (the “Program”) for officers of the Company, which is administered by the HRPC. All awards for the Program are made under the shareholder-approved 2003 Stock Incentive and Compensation Plan (“the 2003 Plan”). An aggregate of 5,225,000 shares were originally issuable under the 2003 Plan. Stock options previously issued pursuant to the 2003 Plan and the 1994 Stock Incentive Plan, as amended and restated, continue to remain outstanding in accordance with their original terms. The following table sets forth information concerning each grant of an award made to a Named Executive in 2009 under the Company’s equity plans. An equity award recipient must remain continuously employed by the Company through the vesting date of the award, and in the case of awards that are dependent upon the Company’s performance relative to its peer group, through the settlement and delivery date of the award. In the case of the phantom stock units, the settlement date is the date, following the end of the third calendar year after which the phantom stock units were issued, on which comparative peer data for the completed third calendar year is available. In the event of a change in control, any unvested equity awards granted under this program shall be accelerated to vest. In the case of phantom stock units, the accelerated vesting will yield an award not to exceed 100% of the original grant. A new equity award may be granted each calendar year, and each annual grant of phantom stock units is subject to performance metrics at the end of the new three-year period.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Thres- hold ($)	Target ($)(2)		Maximum ($)		Thres- hold (#)	Target (#)	Maximum (#)
J. Downey Bridgwater	3/27/09	$91,575	$366,300	(4)		$732,600	2,000	20,000	40,000	—
	4/1/09										20,000	$6.54	$30,150
Zach L. Wasson	3/27/09	$44,515	$178,062			$311,609	750	7,500	15,000	—
	4/1/09										7,500	$6.54	$16,617
Sonny B. Lyles	3/27/09	$41,336	$165,344			$289,352	750	7,500	15,000	—
	4/1/09										7,500	$6.54	$16,617
James W. Goolsby, Jr	3/27/09	$31,478	$125,915			$220,352	750	7,500	15,000	—
	4/1/09										7,500	$6.54	$16,617
Robert S. Smith	3/27/09	—	$89,544		$	unlimited	1,000	10,000	20,000	—
	4/1/09										10,000	$6.54	$22,156

(1)	During 2009, phantom stock units covering 52,500 shares were issued to the Named Executives under the Program.

(2)	The actual 2009 annual incentive awards granted to the Named Executives are discussed in “Annual Incentive Compensation Decisions” on page 32 of this Proxy Statement.

(3)	During 2009, stock options covering 52,500 shares were issued to the Named Executives under the Program.

(4)	Assumptions used in the calculation of the grant date fair value are included in footnote 15 of the Company’s audited financial statements for the fiscal years ended December 31, 2007, 2008, and 2009, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on or around February 29, 2008, March 13, 2009, and February 23, 2010, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards outstanding as of December 31, 2009 for each of the Named Executives.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercisable Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
J. Downey Bridgwater	8,333	4,167	—	$11.64	12/20/17
	4,999	10,001	—	$9.94	4/1/18
	—	20,000	—	$6.54	4/1/19	—	—	41,250	$211,612

Zach L. Wasson	2,999	1,501	—	$11.41	10/1/17
	1,999	4,001	—	$9.94	4/1/18
	—	7,500	—	$6.54	4/1/19	1,875	$9,618	15,570	$80,797

Sonny B. Lyles(2)	2,999	—	—	$11.41	10/1/17
	1,999	—	—	$9.94	4/1/18
	—	—	—	$6.54	4/1/19	—	—	—	—

James W. Goolsby, Jr.	8,453	—	—	$8.86	2/22/12
	1,666	834	—	$11.41	10/1/17
	2,666	3,334	—	$9.94	4/1/18
	—	7,500	—	$6.54	4/1/19	2,250	$11,542	16,750	$85,927

Robert S. Smith	10,083	—	—	$8.39	2/22/11
	1,333	667	—	$11.41	10/1/17
	1,166	2,334	—	$9.94	4/1/18
	—	10,000	—	$6.54	4/1/19	500	$2,565	14,500	$74,385

(1)	All options listed below vest at a rate of 33 1/3% per year over the first three years of the ten-year option term.

(2)	Mr. Lyles retired from the Company on December 31, 2009, and under the plan, forfeited any unexercisable options and stock awards that were not deliverable prior to his departure date.

For a detailed discussion of the material factors of the Named Executives’ compensation see the “Compensation Discussion and Analysis” beginning on page 25 of this Proxy Statement.

Option Exercises and Stock Vested

The following table sets forth information concerning the exercise of stock options and the vesting of stock awards during 2009 by the Named Executives, and the fiscal year-end value of unexercised options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Downey Bridgwater	—	—	6,250	$32,187
Zach L. Wasson	—	—	4,125	$22,987
Sonny B. Lyles	—	—	4,125	$26,167
James W. Goolsby, Jr	—	—	4,625	$27,519
Robert S. Smith	—	—	2,813	$16,173

Nonqualified Deferred Compensation

The following table sets forth information concerning the Company’s Deferred Compensation Plan which provides for the deferral of compensation on a basis that is not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FY ($)(1)
J. Downey Bridgwater	—	—	$(27,072)	—	$173,400
Zach L. Wasson	—	—	—	—	—
Sonny Lyles	—	—	—	—	—
James W. Goolsby, Jr	$15,477	—	$26,354	—	$130,994
Robert S. Smith	—	—	—	—	—

(1)	The amounts reported in the aggregate balance at last fiscal year end, excluding aggregate earnings, were reported as compensation to the named executive officer in the Company’s Summary Compensation Table in previous years.

Potential Payments Upon Termination or Change in Control

The following table sets forth the severance amounts that each of Messrs. Bridgwater, Wasson, Lyles, Goolsby and Smith would have been entitled to receive if their employment relationship with the Company had been terminated on December 31, 2009 due to an involuntary termination without cause prior to a change of control or due to a change of control termination, taking into account the CPP assistance to the Company was repaid. As of December 31, 2009, there were no severance payments payable upon voluntary resignation, involuntary termination for cause, death or disability. The following table is for illustrative purposes only:

Name and Principal Position	Severance ($)	Bonus ($)	Car Allowance ($)	Employee Savings Match ($)	Placement Fees ($)	Benefits ($)	Life Insurance ($)	Vesting of Option and Other Equity Awards ($)(1)	Club Dues ($)	Estimated Bonus for Excise Taxes ($)	Total ($)
J. Downey Bridgwater	$1,831,500	$591,250	$4,656	$39,309	$50,000	$33,093	$6,258	$243,675	$40,764	$929,268	$3,769,773
Chairman, President and Chief Executive Officer

Zach L. Wasson	$712,250	$450,000	$11,355	$25,965	$20,000	$21,863	$4,231	$101,958	$10,976	—	$1,358,598
Executive Vice President and Chief Financial Officer

Sonny B. Lyles	$661,376	$450,000	$7,200	$26,717	$20,000	$17,091	$4,202	$103,882	—	—	$1,290,468
Executive Vice President and Chief Risk Officer

James W. Goolsby, Jr	$559,626	$339,750	$5,388	$25,345	$20,000	$18,863	$3,566	$103,882	$17,330	—	$1,093,750
Executive Vice President and General Counsel

Robert S. Smith	$447,720	$115,122	$2,067	$22,289	$20,000	$1,007	$2,866	$82,080	$17,570	—	$710,721
Regional CEO of the Bank—West Houston Region

(1)	The unvested options and other equity awards vest only in the event of a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the HRPC during the 2009 fiscal year were George Beatty, Jr., Edward R. Bardgett, Anat Bird and Raimundo Riojas E. None of the members of HRPC was an officer or employee of the Company or any of its subsidiaries in 2009 nor was any member formerly an officer or employee of the Company or any of its subsidiaries.

During 2009, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the HRPC of the Company, (ii) a director of another entity, one of whose executive officers served on the HRPC, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(1)	1,391,690	$8.992	3,955,786
Equity compensation plans not approved by shareholders	—		—

Total	1,391,690		3,955,786

(1)	Consists of shares of the Company’s common stock issued or remaining available for issuance under the 2003 Plan, 1994 Stock Incentive Plan, and 2004 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to the Company concerning persons who beneficially owned more than 5% of the outstanding Common Stock of the Company as of February 25, 2010. The table also shows information concerning beneficial ownership by all directors and director nominees, by each of the executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. The number of shares beneficially owned by each director or officer is determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual has the sole or shared voting power or investment power and also shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise noted, each person listed below has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares listed.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percent of Class
TAC Capital LLC	8,170,000	(1)	9.9%
1111 Briarcrest Drive, Suite 300 Bryan, Texas 77802

BlackRock, Inc	6,757,230	(2)	8.26%
40 East 52nd Street New York, NY 10022

Edward R. Bardgett	12,975		*
George Beatty, Jr.	18,670		*
Anat Bird	34,416		*
J. Downey Bridgwater	197,267	(3)	*
James W. Goolsby, Jr.	69,675	(4)	*
Bruce J. Harper	40,001		*
Bernard A. Harris, Jr.	20,867		*
David L. Hatcher	41,288		*
Glenn H. Johnson	96,028	(5)	*
R. Bruce LaBoon	31,053		*
Sonny B. Lyles	56,037	(6)	*
Sheldon I. Oster	9,475		*
Raimundo Riojas E.	629,559	(7)	*
Roland X. Rodriguez	8,518		*
Robert S. Smith	40,370	(8)	*
Dan C. Tutcher	77,122	(9)	*
Zach L. Wasson	58,776	(10)	*
Max W. Wells	39,001	(11)	*
Elizabeth C. Williams	7,913		*
All directors and executive officers as a group (35 persons)	2,123,057	(12)	2.59%

*	Indicates less than one percent.

(1)	According to a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2010, TAC Capital LLC may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2009. TAC Capital LLC reported that it had sole dispositive power and sole voting power with respect to 8,170,000 shares.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2010, BlackRock, Inc. acquired Barclays Global Investors, N.A. and certain of its affiliates on December 1, 2009, and may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2009. BlackRock, Inc. reported that it had sole dispositive power and sole voting power with respect to 6,757,230 shares.

(3)	Includes 9,500 shares which have been contributed by the Company to Mr. Bridgwater’s 401(k) plan matching account.

(4)	Includes 6,966 shares which have been contributed by the Company to Mr. Goolsby’s 401(k) plan matching account and 4,892 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(5)	Includes 2,280 shares owned of record by two of Mr. Johnson’s children and managed by Mr. Johnson under a power of attorney; 1,125 shares of record owned by one of Mr. Johnson’s siblings and managed by Mr. Johnson under a power of attorney; 22,777 shares owned of record by the Karina K. Johnson Trust No. 1 and the Nancy Loraine Johnson Lucke Trust No. 1, Glenn H. Johnson, Trustee; and 26,058 shares held of record by Johnson & Wurzer, P.C., of which Mr. Johnson is an owner and President.

(6)	Includes 4,600 shares which have been contributed by the Company to Mr. Lyles’ 401(k) plan matching account, and 10,463 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(7)	Includes 606,624 shares owned by Glencox Investments, Inc., which is principally owned and controlled by Mr. Riojas, and 6,125 shares held for the benefit of one of his children.

(8)	Includes 7,258 shares which have been contributed by the Company to Mr. Smith’s 401(k) plan matching account, and 5,837 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(9)	Includes 47,500 shares held of record by Magic Interests, Ltd., of which Mr. Tutcher is sole general partner.

(10)	Includes 3,555 shares which have been contributed by the Company to Mr. Wasson’s 401(k) plan matching account, and 4,259 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(11)	Includes 2,182 shares which have been contributed by the Company to Mr. Wells’ 401(k) plan matching account, and 5,937 shares acquired pursuant to the 2004 Employee Stock Purchase Plan.

(12)	Includes issued and outstanding shares that are beneficially owned as of February 25, 2010, and 202,419 shares issuable upon the exercise of (i) fully vested outstanding stock options, or (ii) stock options that vest within 60 days of February 25, 2010.

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Certain of the Company’s officers and directors are, or have been in the past, customers of the Bank and its predecessor banks, and some of the Company’s officers and directors are directors, officers or shareholders of entities which are, or have been in the past, customers of such banks. As such customers, they have had transactions in the ordinary course of business with the Bank and its predecessor banks, including outstanding loans. All loans made were on substantially the same terms as those prevailing at the time for comparable transactions with other unaffiliated persons, and did not involve more than a normal risk of collectability for any credit transactions or otherwise present any other unfavorable features. All credit transactions involving officers and directors of the Company and the Bank are reviewed and approved by the Loan Committee of the Bank and are disclosed and reviewed monthly in the meetings of the Board of the Bank.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and holders of more than 10% of the Company’s outstanding common stock are required to furnish the Company with copies of all forms they file pursuant to Section 16(a) of the Exchange Act.

Based solely upon the information provided to the Company by its directors, executive officers and ten percent beneficial owners, including representations received from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all filings required under Section 16(a) of the Exchange Act have been made.

PROPOSAL 2:

RATIFICATION AND APPROVAL OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has re-appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2010, subject to ratification by the Company’s shareholders. Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 1988. Representatives of Deloitte & Touche LLP will be present at the Meeting and will have an opportunity to make a statement at the Meeting if they desire to do so. They will also be available to respond to appropriate questions of Shareholders at the Meeting.

The Company’s organizational documents do not require that the Company’s shareholders ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The Company is doing so, as it has done in prior years, because the Company believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the appointment, the Audit Committee may reconsider its selection of the firm as the Company’s independent registered public accounting firm for the year ending December 31, 2010, but the Audit Committee may retain the firm.

The Board and the Audit Committee recommends that the shareholders vote “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “FOR” the ratification and approval of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

PROPOSAL 3:

SHAREHOLDER PROPOSAL ON A POLICY TO CHANGE EACH VOTING REQUIREMENT IN THE COMPANY’S CHARTER AND BYLAWS TO A SIMPLE MAJORITY VOTE

The Company received the following proposal for inclusion in this proxy statement from Gerald R. Armstrong, 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, telephone (303) 355-1199, owner of 1,000 shares of common stock:

RESOLUTION

That the shareholders of STERLING BANCSHARES, INC. request our Board of Directors to take the steps necessary so that each shareholder voting requirement in our charter and by-laws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for or against any proposal in compliance with applicable laws.

Shareholder Supporting Statement

STATEMENT

In last year’s annual meeting, a proposal to declassify terms of directors received 51,086,210 votes (84.87% of the votes cast) worth $347,386,229. on the date of the meeting. At the time this proposal is being prepared, November 12, 2009, the directors had not taken sufficient steps to place this issue as an amendment, and support its enactment, before the shareholders in the next annual meeting.

It is, therefore, appropriate to review another issue—specifically, the fact that under current requirements, shareholders are required to have a super-majority of a two-thirds (66.67%), to amend the corporate charter.

This current requirement would allow a 1% minority to frustrate the will of the owners of a 66% shareholder majority. Super-majority requirements are arguably most often used to block initiatives of shareholders not wanted by management.

An example of this was at Goodyear where a management proposal for the annual election of each director failed to pass although 90% of the votes cast were voted in favor of the proposal.

This proposal received favorable votes ranging from 74% to 88% at the following corporations during 2009: Weyerhauser Corp., Alcoa, Waste Management, FirstEnergy Corp., McGraw-Hill, Inc., and Macy’s.

The proponent believes that shareholders need greater control of their investment’s destiny at Sterling Bancshares and that the Board should become favorably responsive to the positions of shareholders.

If yo agree, please vote “FOR” this proposal.

Board of Director’s Statement in Opposition

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL

The Board of Directors believes that adopting this proposal is unnecessary and is not in the best interest of the Company and its shareholders.

A simple majority vote requirement already applies to virtually all matters typically submitted to a vote of our common shareholders, including all matters being voted upon at this year’s meeting. There are no provisions in our bylaws requiring a supermajority vote. Additionally, there is only one provision in our Restated and Amended Articles of Incorporation that requires a supermajority vote. This provision requires that any amendment to the rights, designations or preferences of our preferred stock must be approved by at least two-thirds of the outstanding shares of such preferred stock. This supermajority vote requirement does not “frustrate the will” of shareholders, as the proponent alleges. Rather, it is a very standard provision in the charter of companies who issue preferred stock, and it is appropriate to protect the rights of preferred stockholders. We currently have no issued or outstanding shares of preferred stock.

Other than the preferred stock provision, our Restated and Amended Articles of Incorporation default to Texas law, which requires the affirmative vote of two-thirds of outstanding shares entitled to vote for certain fundamental corporate actions, such as amendments to the articles of incorporation, mergers or a sale of substantially all of the assets of a corporation, or dissolution of a corporation. These are rare and dramatic corporate actions, and should not be undertaken without the approval of a very large majority of shareholders. The default supermajority vote provisions under Texas law are intended to preserve and maximize the value of a corporation’s common stock by protecting against short-term, self-interested actions by one or a few large shareholders who would seek to make fundamental changes without the involvement of the board of directors.

The Board has a fiduciary duty to act in a manner that it believes to be in the best interests of the Company and its shareholders. The Board promotes effective corporate governance with a strong, diligent and independent board of directors. The Board is composed of a majority of independent directors, as determined under the rules of The Nasdaq Global Select Market. Further, the Audit Committee, Human Resources Programs Committee, and Governance and Nominating Committee are composed solely of independent directors. The Board believes that the default supermajority vote provisions under Texas law protect all shareholders by making it difficult for one or a few large shareholders to restructure or take control of the Company, without negotiating with the Board to assure that the best results are achieved for all shareholders.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this Shareholder’s proposal.

The Board recommends that the shareholders vote “AGAINST” the shareholder proposal to change each voting requirement in our charter and bylaws to simple majority vote. Unless otherwise directed in the accompanying proxy card, the persons named therein will vote “AGAINST” the shareholder proposal to change each voting requirement in our charter and bylaws to simple majority vote.

SHAREHOLDER PROPOSALS AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Any shareholder who wants to present a proposal at the 2011 Annual Meeting of Shareholders and to have the proposal set forth in the proxy statement and form of proxy mailed in conjunction with that Annual Meeting must submit that proposal in writing to the Secretary of the Company in accordance with the following provisions. Such proposal must comply with the Company’s Bylaws and Rule 14A-8 under the Exchange Act if the proposal is to be considered for inclusion in the Company’s proxy statement for such meeting. Proposals of shareholders intended to be presented at the 2011 Annual Meeting of Shareholders must be received by the Secretary of the Company by November 9, 2010 to be considered for inclusion in the proxy statement and form of proxy relating to the 2011 Annual Meeting. Pursuant to the Company’s Bylaws, for business to be properly brought before the Company’s 2011 Annual Meeting of Shareholders or nominations of persons for election to the Board to be properly made at the 2011 Annual Meeting of Shareholders by any shareholder, notice must be received by the Secretary at the Company’s principal executive offices not less than 120 days and not more than 150 days prior to the first anniversary of the date that the proxy statement for the preceding year’s annual meeting was first sent to shareholders; provided, however, that in the event the date of the 2011 Annual Meeting is changed by more than thirty (30) days from the date contemplated at the time of this Proxy Statement, the notice must be received at least eighty (80) days prior to the date the Company intends to distribute its Proxy Statement with respect to the Company’s 2011 Annual Meeting of Shareholders. The Company’s 2010 Proxy Statement was first sent to shareholders on March 9, 2010. Thus, the notice must be received by the Company no later than November 9, 2010. Any shareholder’s notice must contain and be accompanied by certain information as specified in the Company’s Bylaws. We recommend that any shareholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company’s Bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices. Shareholder proposals should be submitted to the Secretary of the Company at 10260 Westheimer, Houston, Texas 77042.

ADDITIONAL FINANCIAL INFORMATION

A copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto is available on the Company’s website at www.banksterling.com. We will also provide a copy of the Company’s Annual Report on Form 10-K, including any financial statements, schedules and exhibits thereto to interested security holders without charge, upon written request. Requests for copies should be addressed to James W. Goolsby, Jr., Secretary, Sterling Bancshares, Inc., 10260 Westheimer, Houston, Texas 77042, telephone (713) 466-8300.

OTHER MATTERS

The management of the Company knows of no other matters that may come before the Meeting. However, if any matters other than those referred to above should properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

By order of the Board of Directors,

James W. Goolsby, Jr.
Secretary

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING BANCSHARES, INC.

April 26, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://materials.proxyvote.com/858907

Please sign, date and mail

your proxy card in the

envelope provided as soon as possible.

i   Please detach along perforated line and mail in the envelope provided.  i

■	20403003000000000000 5	042610

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS

SHOWN HERE ☒

The Board of Directors recommends a vote “FOR” all the nominees.					The Board of Directors recommends a vote “FOR” proposal 2.
							FOR	AGAINST	ABSTAIN

1.	Election of four Class III Directors for a three year term ending at the 2013 Annual Meeting of Shareholders:				2.	Proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐

		NOMINEES:			The Board of Directors recommends a vote “AGAINST” the shareholder proposal.

☐	FOR ALL NOMINEES	O O	Edward R. Bardgett Bernard A. Harris, Jr., MD	Class III Class III			FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O O	Glenn H. Johnson R. Bruce LaBoon	Class III Class III	3.	Shareholder proposal regarding elimination of super majority voting.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)
					4.	In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or adjournment thereof. Either of the proxies or their respective substitutes, who shall be present and acting, shall have and may exercise all the powers hereby granted.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —					THE SHARES OF STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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STERLING BANCSHARES, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Shareholder’s Meeting April 26, 2010

The undersigned, hereby revoking all prior proxies, hereby appoints J. Downey Bridgwater and James W. Goolsby, Jr., and each of them, his true and lawful agents and proxies, with full and several power of substitution, to represent and to vote all the shares of Common Stock of STERLING BANCSHARES, INC. standing in the name of the undersigned and with respect to which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Shareholders of STERLING BANCSHARES, INC. to be held on April 26, 2010 at the offices of Locke Lord Bissell & Liddell LLP, Chase Tower, 600 Travis, 25th Floor, Houston, Texas 77002, and at any adjournment(s) thereof, on all matters coming before the meeting.

(Continued and to be signed on the reverse side.)

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